                                                                   EXHIBIT 10.16



                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                      TRANSCOASTAL MARINE SERVICES, INC.,

                        ENVIROSYSTEMS ACQUISITION CORP.,

                              ENVIROSYSTEMS, INC.,

                                      AND

                               THE HOLDERS OF THE
                           OUTSTANDING CAPITAL STOCK
                                       OF

                              ENVIROSYSTEMS, INC.

                               TABLE OF CONTENTS

                                                                   PAGE


    ARTICLE 1

    BASIC TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1  Merger. . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2  Closings.   . . . . . . . . . . . . . . . . . . . . . 1
              (a)  Preliminary Closing  . . . . . . . . . . . . . . 1
                      (b)  Final Closing  . . . . . . . . . . . . . 2
                      (c)  Other Actions  . . . . . . . . . . . . . 2
                      (d)  Failure to Close . . . . . . . . . . . . 2
         1.3  Certificates of Merger and Termination;
              Effective Time. . . . . . . . . . . . . . . . . . . . 3
              (a)  Delivery of Certificates of Merger and
                   Termination  . . . . . . . . . . . . . . . . . . 3
              (b)  Filing Certificate of Merger . . . . . . . . . . 3
              (c)  Effective Time . . . . . . . . . . . . . . . . . 3
         1.4  Effects of the Merger . . . . . . . . . . . . . . . . 3
         1.5  Additional Acquisition Transactions; Initial
              Public Offering of Parent Common Stock . . .. . . . . 4
         1.6  Conversion of Stock . . . . . . . . . . . . . . . . . 4
              (a)  Merger Sub Capital Stock . . . . . . . . . . . . 4
              (b)  Cancellation of the Company Treasury Stock . . . 4
              (c)  Merger Consideration . . . . . . . . . . . . . . 4
              (d)  IPO Statement  . . . . . . . . . . . . . . . . . 5
         1.7  Exchange of Certificates  . . . . . . . . . . . . . . 5
              (a)  Delivery of Company Common Stock and
                   Merger Consideration . . . . . . . . . . . . . . 5
              (b)  Payment of Dividends . . . . . . . . . . . . . . 6
              (c)  Indemnification of Exchange Agent  . . . . . . . 6
              (d)  No Fractional Shares . . . . . . . . . . . . . . 6
              (e)  Assignments  . . . . . . . . . . . . . . . . . . 6
              (f)  Payment in Full Satisfaction of All Rights . . . 6
         1.8  Registration Rights Agreement . . . . . . . . . . . . 6

    ARTICLE 2

    REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . 7
         2.1  Representations and Warranties by the Shareholders  . 7
              (a)  Qualification  . . . . . . . . . . . . . . . . . 7
              (b)  Authority Relative to Agreement  . . . . . . . . 7
              (c)  Non-Contravention  . . . . . . . . . . . . . . . 8
              (d)  Ownership of Company Common Stock  . . . . . . . 8
              (e)  Restricted Securities  . . . . . . . . . . . . . 8
         2.2  Representations and Warranties of the Shareholders
              and the Company . . . . . . . . . . . . . . . . . .   9
              (a)  Organization and Qualification, etc. . . . . .  10
              (b)  Capital Stock  . . . . . . . . . . . . . . . .  10

              (c)  Subsidiaries.    . . . . . . . . . . . . . . .  10
              (d)  Qualification of Subsidiaries  . . . . . . . .  10
              (e)  Authority Relative to Agreement  . . . . . . .  11
              (f)  Non-Contravention  . . . . . . . . . . . . . .  11
              (g)  Financial Information  . . . . . . . . . . . .  12
              (h)  Absence of Certain Changes or Events . . . . .  13
              (i)  Undisclosed Liabilities  . . . . . . . . . . .  15
              (j)  Permits and Legal Compliance . . . . . . . . .  16
              (k)  Title to Properties; Absence of Liens and
                   Encumbrances, etc. . . . . . . . . . . . . . .  16
              (l)  Software . . . . . . . . . . . . . . . . . . .  16
              (m)  Patent, Trademark, etc. Claims . . . . . . . .  17
              (n)  List of Properties, Contracts and Other Data .  18
              (o)  Use of Real Property . . . . . . . . . . . . .  21
              (p)  Environmental Laws . . . . . . . . . . . . . .  22
              (q)  Litigation . . . . . . . . . . . . . . . . . .  22
              (r)  Labor and Employment Matters . . . . . . . . .  22
              (s)  Accounts Receivable  . . . . . . . . . . . . .  23
              (t)  Insurance  . . . . . . . . . . . . . . . . . .  23
              (u)  Employee Benefits  . . . . . . . . . . . . . .  24
              (v)  Tax Matters  . . . . . . . . . . . . . . . . .  25
              (w)  Brokers  . . . . . . . . . . . . . . . . . . .  26
              (x)  Powers of Attorney . . . . . . . . . . . . . .  27
              (y)  Investment Company . . . . . . . . . . . . . .  27
              (z)  Tax-Free Reorganization  . . . . . . . . . . .  27
         2.3  Representations and Warranties by the Parent  . . .  28
              (a)  Organization and Qualification, etc. . . . . .  28
              (b)  Capital Stock  . . . . . . . . . . . . . . . .  28
              (c)  Subsidiaries, etc. . . . . . . . . . . . . . .  28
              (d)  Authority Relative to Agreement  . . . . . . .  29
              (e)  Non-Contravention  . . . . . . . . . . . . . .  29
              (f)  Approvals  . . . . . . . . . . . . . . . . . .  30
              (g)  Litigation . . . . . . . . . . . . . . . . . .  30
              (h)  Brokers  . . . . . . . . . . . . . . . . . . .  30
              (i)  Tax-Free Reorganization  . . . . . . . . . . .  30
              (j)  Registration Statement; PPM  . . . . . . . . .  31
              (k)  No Undisclosed Agreements  . . . . . . . . . .  32
              (l)  Financial Statements . . . . . . . . . . . . .  32
              (m)  Remedies . . . . . . . . . . . . . . . . . . .  32
              (n)  Parent Stock . . . . . . . . . . . . . . . . .  32
              (o)  Taxes  . . . . . . . . . . . . . . . . . . . .  33
              (p)  Other Acquisition Agreements . . . . . . . . .  33
              (q)  Investment Intent  . . . . . . . . . . . . . .  33
         2.4  Representations and Warranties Concerning
              the Merger Sub. . . . . . . . . . . . . . . . . . .  34
              (a)  Organization and Standing  . . . . . . . . . .  34
              (b)  Capital Structure  . . . . . . . . . . . . . .  34

              (c)  Authority  . . . . . . . . . . . . . . . . . .  34

    ARTICLE 3

    ADDITIONAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . .  35
         3.1  Conduct of Business . . . . . . . . . . . . . . . .  35
         3.2  Access to Information by Parent.  . . . . . . . . .  37
         3.3  Access to Information by the Shareholders . . . . .  38
         3.4  Amendment to Schedules  . . . . . . . . . . . . . .  38
         3.5  Confidentiality . . . . . . . . . . . . . . . . . .  39
              (a)  Confidential Information.  . . . . . . . . . .  39
              (b)  Public Announcements . . . . . . . . . . . . .  39
         3.6  Exclusivity . . . . . . . . . . . . . . . . . . . .  40
         3.7  The Shareholders' Release of Claims . . . . . . . .  40
         3.8  Real Estate Matters . . . . . . . . . . . . . . . .  41
              (a)  Title Insurance Commitments  . . . . . . . . .  41
              (b)  Surveys  . . . . . . . . . . . . . . . . . . .  41
              (c)  Title Insurance Policies . . . . . . . . . . .  41
              (d)  Phase I Environmental Assessment . . . . . . .  42
              (e)  Title and Environmental Objections . . . . . .  42
         3.9  PPM; Registration Statement.  . . . . . . . . . . .  42
              (a)  Company to Provide Information . . . . . . . .  42
              (b)  Accuracy of Information  . . . . . . . . . . .  43
              (c)  Further Information  . . . . . . . . . . . . .  43
              (d)  Indemnification  . . . . . . . . . . . . . . .  44
         3.10 Tax-Free Reorganization . . . . . . . . . . . . . .  44
              (a)  No Acts Jeopardizing Merger  . . . . . . . . .  44
              (b)  Two-Year Holding Period  . . . . . . . . . . .  44
         3.11 Satisfaction of Conditions by the Company and
              Shareholders  . . . . . . . . . . . . . . . . . . .  45
         3.12 Satisfaction of Conditions by Parent  . . . . . . .  45
         3.13 Amendment of Other Acquisition Agreements . . . . .  45
         3.14 Deliveries  . . . . . . . . . . . . . . . . . . . .  45
         3.15 Periodic Reports  . . . . . . . . . . . . . . . . .  45
         3.16 Corporate Indemnification . . . . . . . . . . . . .  46
         3.17 Release of Shareholders and Others  . . . . . . . .  46
         3.18 Release and Indemnification from Guaranties . . . .  46
         3.19 Benefit Plans . . . . . . . . . . . . . . . . . . .  46
         3.20 Nature of Obligations . . . . . . . . . . . . . . .  47
         3.21 Indemnification of Directors and Officers
              of the Company. . . . . . . . . . . . . . . . . . .  47
         3.22 Parent's IPO  . . . . . . . . . . . . . . . . . . .  47
         3.23 Listing.  . . . . . . . . . . . . . . . . . . . . .  47
         3.24 Principal Office. . . . . . . . . . . . . . . . . .  48
         3.25 Distributions.  . . . . . . . . . . . . . . . . . .  48
         3.26 Certain Actions.  . . . . . . . . . . . . . . . . .  48

    ARTICLE 4

    CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . .  48
         4.1  Conditions Precedent to the Obligations
              of the Parent . . . . . . . . . . . . . . . . . . .  48
              (a)  Accuracy of Representations and Warranties . .  48
              (b)  Performance of Covenants . . . . . . . . . . .  48
              (c)  Legal Actions or Proceedings . . . . . . . . .  48
              (d)  Approvals  . . . . . . . . . . . . . . . . . .  49
              (e)  [Intentionally left blank] . . . . . . . . . .  49
              (f)  Policies of Title Insurance  . . . . . . . . .  49
              (g)  Employment Agreements  . . . . . . . . . . . .  49
              (h)  The Registration Rights Agreements and
                   Shareholders Lock-up Agreements. . . . . . . .  49
              (i)  Parent's IPO . . . . . . . . . . . . . . . . .  49
              (j)  Lender Approval  . . . . . . . . . . . . . . .  49
              (k)  Audit of the Company . . . . . . . . . . . . .  49
              (l)  Opinion of Counsel for the Company and the
                   Shareholders . . . . . . . . . . . . . . . . .  49
              (m)  The Shareholders Release of the Company;
                   Corporate Records  . . . . . . . . . . . . . .  49
              (n)  All Proceedings to be Satisfactory . . . . . .  50
         4.2  Conditions Precedent to the Obligations of the
              Shareholders and the Company. . . . . . . . . . . .  50
              (a)  Accuracy of Representations and Warranties . .  50
              (b)  Performance of Covenants . . . . . . . . . . .  50
              (c)  Approvals  . . . . . . . . . . . . . . . . . .  50
              (d)  Delivery of PPM  . . . . . . . . . . . . . . .  50
              (e)  [Intentionally left blank] . . . . . . . . . .  50
              (f)  Employment Agreements  . . . . . . . . . . . .  51
              (g)  Registration Rights Agreement  . . . . . . . .  51
              (h)  All Proceedings to be Satisfactory . . . . . .  51
              (i)  Opinion of Counsel for The Parent and
                   the Merger Sub . . . . . . . . . . . . . . . .  51
              (j)  Legal Actions or Proceedings . . . . . . . . .  51
              (k)  IPO. . . . . . . . . . . . . . . . . . . . . .  51
              (l)  Release. . . . . . . . . . . . . . . . . . . .  51
              (m)  Simultaneous Closings. . . . . . . . . . . . .  52
              (n)  No Material Adverse Change . . . . . . . . . .  52
              (o)  Shareholder Agreement  . . . . . . . . . . . .  52
              (p)  Listing of Parent Common Stock . . . . . . . .  52
              (q)  Reliance Letters . . . . . . . . . . . . . . .  52
              (r)   . . . . . . . . . . . . . . . . . . . . . . .  52

    ARTICLE 5

    TERMINATION  . . . . . .. . . . . . . . . . . . . . . . . . .  53
         5.1  Termination of Agreement  . . . . . . . . . . . . .  53
              (a)  Prior to the Preliminary Closing.  . . . . . .  53

                    (b)  After the Preliminary Closing Date . . . . . .  54
               5.2  Effect of Termination.  . . . . . . . . . . . . . .  54

          ARTICLE 6

          SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION  . . . . . . . .  54
               6.1  Survival of Representations and Warranties  . . . .  54
               6.2  Indemnification by the Shareholders . . . . . . . .  54
               6.3  Indemnification by Parent and Surviving
                    Corporation . . . . . . . . . . . . . . . . . . . .  54
               6.4  Notice  . . . . . . . . . . . . . . . . . . . . . .  55
               6.5  Time of Payment.  . . . . . . . . . . . . . . . . .  55
               6.6  Limitations on Indemnification. . . . . . . . . . .  56
               6.7  Effective Date; Exclusive Remedy.   . . . . . . . .  57

          ARTICLE 7

          STOCK TRANSFER RESTRICTIONS . . . . . . . . . . . . . . . . .  57
               7.1  Compliance with Securities Laws . . . . . . . . . .  57
               7.2  Restrictions on Transfer  . . . . . . . . . . . . .  57

          ARTICLE 8

          FURTHER ASSURANCES  . . . . . . . . . . . . . . . . . . . . .  59
               8.1  Further Assurances. . . . . . . . . . . . . . . . .  59
               8.2  Books and Records.  . . . . . . . . . . . . . . . .  59

          ARTICLE 9

          MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  60
               9.1  Expenses, etc.  . . . . . . . . . . . . . . . . . .  60
               9.2  Execution in Counterparts.  . . . . . . . . . . . .  60
               9.3  Notices.  . . . . . . . . . . . . . . . . . . . . .  60
               9.4  Waivers.  . . . . . . . . . . . . . . . . . . . . .  61
               9.5  Amendments, Supplements, etc. . . . . . . . . . . .  62
               9.6  Entire Agreement. . . . . . . . . . . . . . . . . .  62
               9.7  Choice of Forum; Consent to Jurisdiction  . . . . .  62
               9.8  Binding Effect, Benefits. . . . . . . . . . . . . .  62
               9.9  Assignability.  . . . . . . . . . . . . . . . . . .  62
               9.10 Invalid Provisions. . . . . . . . . . . . . . . . .  63
               9.11 Knowledge.  . . . . . . . . . . . . . . . . . . . .  63

          EXHIBITS:

          EXHIBIT 1.3(a)(1)   - Advance Certificate of Merger

          EXHIBIT 1.3(a)(2)   - Certificate of Termination

          EXHIBIT 1.5         - List of Other Companies

          EXHIBIT 1.7         - Letter of Transmittal

          EXHIBIT 1.8         - Registration Rights Agreement

          EXHIBIT 3.1         - Conduct of Business

          EXHIBIT 3.1(l)      - Production Bonuses

          EXHIBIT 3.1(m)      - Assets

          EXHIBIT 3.16        - Persons Receiving Corporate Indemnification

          EXHIBIT 3.17        - Persons Receiving Releases

          EXHIBIT 3.21        - Directors and Officers of the Company Receiving
                                Indemnification

          EXHIBIT 4.1(g)(1)   - List of Individuals with Employment Agreements

          EXHIBIT 4.1(g)(2)   - Form of Employment Agreement

          EXHIBIT 4.1(l)      - Form of Opinion From Correro Fishman
                                Haygood Phelps Weiss Walmsley & Casteix L.L.P.

          EXHIBIT 4.2(i)      - Opinion of Chamberlain, Hrdlicka, White,
                                Williams & Martin

          EXHIBIT 9.11        - Shareholders and Other Representatives of the
                                Company

          SCHEDULES:

          SHAREHOLDERS DISCLOSURE SCHEDULE

          Schedule 2.1(b)     - Approvals

          Schedule 2.1(d)     - Holders of Company Common Stock

          COMPANY DISCLOSURE SCHEDULE

          Schedule 2.2(a)     - Jurisdictions Where Qualified

          Schedule 2.2(c)     - Subsidiaries of the Company

          Schedule 2.2(e)     - Approvals

          Schedule 2.2(h)     - Changes and Events since December 31, 1996

          Schedule 2.2(h)(1)  - Permitted Exceptions

          Schedule 2.2(j)     - Permits and Legal Compliance

          Schedule 2.2(k)     - Properties and Assets of the Company

          Schedule 2.2(l)     - Software

          Schedule 2.2(m)     - Intellectual Property

          Schedule 2.2(n)     - List of Real Estate Owned by the Company

          Schedule 2.2(n)(1)  - Description of Real Estate Owned by the
                                Company

          Schedule 2.2(n)(2)  - Real Estate Leased by the Company

          Schedule 2.2(n)(3)  - Contracts and Commitments of the Company

          Schedule 2.2(q)     - Litigation, Actions and Proceedings

          Schedule 2.2(r)     - Employment Agreements, Benefit Plans, and
                                Compensation

          Schedule 2.2(s)     - Accounts Receivable of the Company

          Schedule 2.2(t)     - Insurance Coverage; Self Insurance

          Schedule 2.2(u)     - Company Benefit Plan

          Schedule 2.2(v)     - Tax Audits; Basis in Assets; NOLs

          BUYER DISCLOSURE SCHEDULE

          Schedule 2.3(a)     - Jurisdictions Where Qualified

          Schedule 2.3(c)     - Subsidiaries of Parent

          Schedule 2.3(f)     - Approvals

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "Agreement") made on this 28th day of August 1997 by and among TRANSCOASTAL MARINE SERVICES, INC., a Delaware corporation (the ENVIROSYSTEMS ACQUISITION CORP., a Louisiana corporation (the "Merger Sub"), ENVIROSYSTEMS, INC., a Louisiana corporation (the "Company"), and the undersigned holders of all of the outstanding capital stock of the Company (the "Shareholders").

         WHEREAS, the respective Boards of Directors of the Parent, Merger Sub and the Company have each approved the merger of the Company with and into Merger Sub (the "Merger") pursuant to this Agreement and the applicable statutes of the State of Louisiana whereby each issued and outstanding share of Common Stock, no par value, of the Company ("Company Common Stock") will be converted into the right to receive certain shares of common stock, $.001 par value per share, of the Parent ("Parent Common Stock"), all as provided herein;

         WHEREAS, the Merger has been approved, as required by applicable law, by the Parent, acting as sole shareholder of Merger Sub, and by the Shareholders, as the holders of all of the outstanding capital stock of the Company;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization pursuant to Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE 1

                               BASIC TRANSACTION

         1.1 MERGER. Subject to the terms and conditions of this Agreement and in accordance with the Louisiana Business Corporation Law ("Applicable Corporate Law"), at the Effective Time (as defined in Section 1.3(c)) the Company shall be merged with and into the Merger Sub. Merger Sub, as the surviving entity following the Merger, is sometimes referred to in this Agreement as the "Surviving Corporation."

         1.2     CLOSINGS.

                 (a) Preliminary Closing. A preliminary closing ("Preliminary Closing") of the transactions contemplated by this Agreement shall take place at the offices of Chamberlain, Hrdlicka, White, Williams & Martin, in Houston, Texas, commencing at 9:00 a.m. local time on such date ("Preliminary Closing Date") on which Parent or the Shareholders shall have notified the other at least three business days in advance, provided that the Preliminary Closing shall occur





                              EnviroSystems Agreement and Plan of Merger/Page 1 simultaneously with the execution and delivery of the underwriting agreement ("Underwriting Agreement") relating to the purchase by the underwriters of shares of Parent Common Stock for resale to the public in connection with the IPO (defined in Section 1.5). At the Preliminary Closing the following deliveries will be made to the Exchange Agent (defined in Section 1.7) to be held by such Agent in escrow pending disposition in accordance with Section 1.2(b) below:
         (i) the Shareholders will deliver four multiple originals of the various certificates, instruments, and documents referred to in
         Section 4.1 below (except that only the original documents referred to in Section 4.1(m)(ii) need be delivered), (ii) Parent will deliver four multiple originals of the various certificates, instruments, and documents referred to in Section 4.2 below, and (iii) Parent will make the deliveries contemplated by Section 1.3(a). Each of such certificates, instruments, and documents to be delivered in accordance with clauses (i) and (ii) that are to be executed by the parties will be fully executed, but dated in blank, except that the certificates to be delivered in accordance with Section 4.1(a), 4.1(b), 4.2(a) and 4.2(b) shall be dated the Preliminary Closing Date.

                 (b) Final Closing. The closing ("Final Closing") of the transactions contemplated by this Agreement shall take place at the same place and hour as hereinabove provided for the Preliminary Closing on such date ("Final Closing Date") as Parent shall determine and of which Parent shall give Shareholders and the Exchange Agent at least twenty-four hours' advance notice, provided that the Final Closing shall occur contemporaneously with the closing of the IPO. At the Final Closing Parent will deposit the Merger Consideration (defined in Section 1.6(c)) with the Exchange Agent; will deliver, and will cause the managing underwriter of the IPO to deliver, a certificate to the Exchange Agent to the effect that the closing of the IPO has occurred or is occurring simultaneously with the Final Closing; and will deliver a certificate to the Exchange Agent to the effect that the "final closings" under the Other Acquisition Agreements are occurring simultaneously with the Final Closing. Upon receipt of the Merger Consideration and the certificates referred to above (the "Required Deliveries"), the Exchange Agent shall insert the date of the Final Closing in all of the undated documents held by the Exchange Agent in accordance with Section 1.2(a) and shall (A) deliver two complete sets of multiple originals to the Shareholders, on the one hand, and Parent, on the other hand, (B) take such action as may be required by Section 1.3(b), and (C) destroy the Certificate of Termination (defined in Section 1.3(a)); provided that the Exchange Agent shall not make such deliveries or take such actions if the Exchange Agent is aware of any injunction or order that would be breached by the occurrence of the Final Closing.

                 (c) Other Actions. In addition to the actions to be taken at the Preliminary Closing and Final Closing as described herein, the parties shall take such other customary actions as may be necessary to effectuate such closings.

                 (d) Failure to Close. If: (1) the Preliminary Closing occurs but the Final Closing has not occurred by the earlier of (i) five business days after the Preliminary Closing or (ii) 11:00 a.m. Houston, Texas time on the effective date specified in the Advance Certificate of Merger (defined in Section 1.3(a)), or (2) the Required Deliveries are not made at the Final Closing, or (3) the Underwriting Agreement or this Agreement is purported to be terminated, then the Exchange Agent will not make the deliveries contemplated by Section 1.2(b) but rather will destroy all of the multiple originals which were delivered to such Agent in accordance with Sections 1.2(a) and 1.3(a), except that the Exchange Agent will deliver to the Shareholders the documents referred to in Section





                               EnviroSystems Agreement and Plan of Merger/Page 2

         4.1(m)(ii) and further except that if the Exchange Agent has by then previously filed the Advance Certificate of Merger it shall promptly (and in no event later than 11:30 a.m. Houston, Texas time on the effective date specified in the Advance Certificate of Merger) date (with the then current date) and file the Certificate of Termination with the Louisiana Secretary of State. In that event this Agreement will terminate, and such termination will be deemed a termination under Section 5.1(a)(1).

         1.3     CERTIFICATES OF MERGER AND TERMINATION; EFFECTIVE TIME

                 (a) Delivery of Certificates of Merger and Termination. At the Preliminary Closing Parent will deliver to the Exchange Agent a certificate of merger in the form of Exhibit 1.3(a)(1) (the "Advance Certificate of Merger"), which specifies that the effective time of the Merger is 12:00 noon Houston, Texas time on the Specified Date (defined in Section 1.3(b)), and a certificate of termination in the form of Exhibit 1.3(a)(2) (the "Certificate of Termination"). Each instrument will be a fully executed original but will be undated, and the date on which the Merger becomes effective will be left blank in the Advance Certificate of Merger.

                 (b) Filing Certificate of Merger. Upon receiving a request made by the managing underwriter or its counsel not sooner than the second business day following the Preliminary Closing Date that states that the underwriters have confirmed to their customers sales of shares of Parent Common Stock in the IPO, that the closing of the IPO is scheduled for a specified date (the "Specified Date") not later than the fifth business day following the Preliminary Closing, and that such underwriter has no reason to believe that such closing will not occur, the Exchange Agent will, as promptly as possible, date the Advance Certificate of Merger the then current date, fill in therein the Specified Date as the effective date of the Merger, file the Advance Certificate of Merger with the Louisiana Secretary of State and promptly notify Parent and the Shareholders of the making of such filing.

                 (c) Effective Time. The effective time of the Merger ("Effective Time") will be the time specified in the Advance Certificate of Merger filed with the Louisiana Secretary of State.

         1.4     EFFECTS OF THE MERGER.

                 (a) At the Effective Time, (i) the Company shall merge with and into the Merger Sub and as a result thereof, the separate existence of the Company shall cease; (ii) the Articles of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, except that the Articles of Incorporation of the Merger Sub shall be amended to provide that the name of the Surviving Corporation shall be changed to "Woodson Construction Company, Inc.," (iii) the Bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, and (iv) the directors and officers of the Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed, as the case may be.





                              EnviroSystems Agreement and Plan of Merger/Page 3

                 (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, previously belonging to the Company and Merger Sub; and all property (real, personal and mixed), and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to each of the Company and Merger Sub shall be transferred to, and vested in, the Surviving Corporation without further act or deed; and all such property, rights and privileges, powers and franchises and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the Company and Merger Sub; and the title to any immovable property, or interest therein, whether by deed or otherwise, shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of the Company and Merger Sub and any claim existing, or action or proceeding pending, by or against the Company or Merger Sub may be prosecuted against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of the Company or Merger Sub shall be impaired by the Merger, and all debts, liabilities and duties of each of the Company and Merger Sub shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, all in accordance with provisions of the Applicable Corporate Law and the terms of this Agreement.

         1.5 ADDITIONAL ACQUISITION TRANSACTIONS; INITIAL PUBLIC OFFERING OF PARENT COMMON STOCK. The Merger is part of a series of additional transactions that relate to the Parent's intent to acquire the companies listed on Exhibit 1.5 attached hereto (the "Other Companies") and to consummate an initial public offering of the Parent Common Stock resulting in net proceeds to the Parent of at least $45,000,000 on a firm underwriting basis (the "IPO"). The Parent will acquire the Other Companies from various parties (the "Other Acquisitions") pursuant to separate acquisition agreements ("Other Acquisition Agreements") to be executed prior to or concurrently with this Agreement.

         1.6 CONVERSION OF STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or capital stock of the Merger Sub:

                 (a) Merger Sub Capital Stock. Each share of capital stock of the Merger Sub issued and outstanding at the Effective Time, shall remain outstanding and shall be unchanged after the Merger and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

                 (b) Cancellation of the Company Treasury Stock. All shares of Company Common Stock that are owned by the Company as treasury stock shall be canceled and retired and shall cease to exist and no stock of the Parent or other consideration shall be delivered in exchange therefor.

                 (c) Merger Consideration. Each share of the Company Common Stock (other than shares to be canceled in accordance with Section 1.6(b)), shall be converted at the Effective Time into the right to receive the number of validly issued, fully paid and nonassessable shares of





                               EnviroSystems Agreement and Plan of Merger/Page 4

         Parent Common Stock resulting from dividing $2,000 by the Share Price (as defined below). The total consideration payable to the Shareholders with respect to all of their shares of Company Common Stock is sometimes called the "Merger Consideration". The aggregate amount of the Merger Consideration (valuing shares of Parent Common Stock at the Share Price) is $600,000. The Merger Consideration per share shall be adjusted as necessary so that the aggregate Merger Consideration totals the foregoing amount. The Shareholders shall also be entitled to cash in lieu of a fractional share pursuant to
         Section 1.7(d) below. If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, or exchange of shares or the like, the conversion formula in this Section 1.6(c) shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split-up, combination or exchange of shares. All such converted shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such certificate in accordance with Section 1.7, without interest.

                 (d) IPO Statement. At the Preliminary Closing and the Final Closing, Parent shall deliver to the Shareholders and the Exchange Agent a statement (the "IPO Statement") reporting (i) the price per share paid or to be paid by the public for shares of Parent Common Stock (the "IPO Price") in the IPO, and (ii) the lowest price per share of the Parent Common Stock at which the Parent has agreed to issue Parent Common Stock pursuant to any of the Other Acquisition Agreements (the "Lowest Acquisition Price"). The lower of the IPO Price and the Lowest Acquisition Price is referred to in this Agreement as the "Share Price." The IPO Statement shall report the quotient resulting from dividing $600,000 by the Share Price. Such quotient shall represent the number of shares of Parent Common Stock included in the Merger Consideration.

         1.7     EXCHANGE OF CERTIFICATES.

                 (a) Delivery of Company Common Stock and Merger Consideration. Prior to the Preliminary Closing, the Parent will deliver to each of the Shareholders a letter of transmittal, in substantially the form attached hereto as Exhibit 1.7, to be used for the purpose of surrendering all certificates representing Company Common Stock in exchange for the right to receive the Merger Consideration. As provided in Section 1.2(b), Parent shall at the Final Closing deposit the Merger Consideration with an exchange agent selected by Parent and reasonably acceptable to the Shareholders (the "Exchange Agent"), and each Shareholder shall at or after the Final Closing surrender for exchange certificates which prior to the Effective Time represent shares of Company Common Stock, together with a properly completed and executed letter of transmittal (with such Shareholder's signature guaranteed by an eligible guarantor institution pursuant to any medallion signature guarantee program), to the Exchange Agent. At the time of such surrender of Company Common Stock to the Exchange Agent, each Shareholder shall be entitled to receive in exchange therefor the Merger Consideration. If such surrender is made at or prior to the Final Closing, then the Shareholder shall receive the Merger Consideration from the Exchange Agent at the Final Closing. After the Effective Time and until the outstanding certificates formerly representing shares





                               EnviroSystems Agreement and Plan of Merger/Page 5 of the Company Common Stock are so surrendered, each outstanding certificate which, prior to the Effective Time, represented the Company Common Stock shall be deemed for all corporate purposes
         (except the payment of dividends) to evidence ownership of the Merger Consideration into which the shares of the Company Common Stock represented thereby prior to such Effective Time shall have been converted.

                 (b) Payment of Dividends. Until certificates representing shares of Company Common Stock have been surrendered, no dividend payable to holders of record of the Parent Common Stock shall be paid to the holders of such outstanding stock certificates of the Company in respect thereof. Upon surrender of such outstanding certificates, however, there shall be paid to the holders of the certificates for the Parent Common Stock issued in exchange therefor the amount of dividends, if any, which theretofore became payable with respect to such full shares of the Parent Common Stock, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends unless the Parent shall fail to make payment in accordance with this Section 1.7(b).

                 (c) Indemnification of Exchange Agent . If the Exchange Agent becomes involved in any litigation, claim or controversy in connection with its actions under this Agreement, the Parent shall indemnify, defend and save Exchange Agent from all losses, costs, damages, expenses and attorneys' fees suffered or incurred by Exchange Agent as a result thereof, other than those caused by negligence or misconduct.

                 (d) No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates representing Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Parent. In lieu of any such fractional shares, each Shareholder who would otherwise be entitled to a fraction of a share of Parent Common Stock, after aggregating all fractional shares to which such Shareholder is entitled under this Agreement and any Other Acquisition Agreements to which they may be a party, shall be entitled to receive from the Exchange Agent a cash payment equal to such remaining fraction multiplied by the Share Price. The Parent shall make available to the Exchange Agent at the Final Closing the amount of cash required to make any cash payments in lieu of remaining fractional shares.

                 (e) Assignments. No assignment, transfer or other disposition of record or beneficial ownership of any shares of Company Common Stock may be made on or after the date hereof without Parent's written consent, which consent will not be unreasonably withheld or delayed.

                 (f) Payment in Full Satisfaction of All Rights. The delivery of the Merger Consideration to the Shareholders with respect to the Company Common Stock shall be deemed to be payment in full satisfaction of all rights pertaining to the outstanding Company Common Stock.

         1.8 REGISTRATION RIGHTS AGREEMENT. Parent and each Shareholder shall at the Preliminary Closing execute and deliver to the Exchange Agent a Registration Rights Agreement





                               EnviroSystems Agreement and Plan of Merger/Page 6
in the form attached hereto as Exhibit 1.8. Provisions of the Registration Rights Agreement shall be no less favorable to the Shareholders than provisions of any other agreement of the Parent providing registration rights to the shareholders of any Other Companies.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES BY THE SHAREHOLDERS. Each of the Shareholders represents and warrants to the Parent and the Merger Sub that the statements contained in this Section 2.1 are correct as to himself or herself as of the date of this Agreement and will be correct as to himself or herself as of the Preliminary Closing Date and the Final Closing Date (as though made then), except as set forth in the disclosure schedule delivered by the Shareholders to the Parent and the Merger Sub on the date hereof, as supplemented or amended in accordance with Section 3.4 of this Agreement (such schedule, as so supplemented or amended, the "Shareholders Disclosure Schedule"). The Shareholders Disclosure Schedule is arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 2.1. References in Section 2.1 to a numbered schedule mean the section of the Shareholder Disclosure Schedule that corresponds with that number; for example, references to "Schedule 2.1(b)" mean section 2.1(b) of the Shareholder Disclosure Schedule. The Shareholder Disclosure Schedule constitutes an exception to each warranty or representation set forth herein, whether or not such warranty or representation specifically refers to the Shareholder Disclosure Schedule; accordingly each warranty or representation set forth herein is deemed to be preceded by the clause: "Except as set forth in the Shareholder Disclosure Schedule . . .".

                 (a) Qualification. Such Shareholder has the legal power and authority to own his or her properties and assets.

                 (b) Authority Relative to Agreement. Such Shareholder has the full right, power, and legal authority to execute and deliver this Agreement. Such Shareholder has the full right, power, and legal authority to perform this Agreement and to consummate the transactions contemplated on his or her part hereby. No proceeding on the part of such Shareholder, and, except for those approvals described in
         Schedule 2.1(b), no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body or any bank, bonding company, lender, surety, customer, supplier, or any other person whatsoever is required for or in connection with the execution and delivery of this Agreement by such Shareholder. No proceeding on the part of such Shareholder, and, except for those approvals described in Schedule 2.1(b), no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body or any bank, bonding company, lender, surety, customer, supplier, or any other person whatsoever is required for or in connection with the performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and is a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as





                              EnviroSystems Agreement and Plan of Merger/Page 7 such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights.

                 (c) Non-Contravention. The execution, delivery and performance of this Agreement by such Shareholder do not, and the consummation by such Shareholder of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to the loss of a material benefit under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property or assets of such Shareholder pursuant to any provision of, any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which such Shareholder is a party or by which any of such Shareholder's assets are bound. The execution, delivery and performance of this Agreement by such Shareholder do not and the consummation by such Shareholder of the transactions contemplated hereby will not violate or conflict with any other restriction of any kind or character to which such Shareholder is subject or by which any of such Shareholder's assets may be bound.

                 (d) Ownership of Company Common Stock. Such Shareholder holds of record and owns beneficially the number of shares of Company Common Stock set forth next to his or her name in Schedule 2.1(d). Such Shareholder is, and as of the Final Closing Date will be (except as permitted under Section 1.7(e)), the sole and exclusive lawful owner of such shares of Company Common Stock free and clear of all liens, claims, encumbrances and rights of others of any nature whatsoever, with full power to vote all such shares on any matter that may properly come before shareholders of the Company, and such Shareholder may exercise such voting power on any matter without violation of the rights of any person. There are no rights, warrants or options outstanding with respect to such capital stock, and such Shareholder has no obligation to deliver capital stock of the Company or any of its Subsidiaries (as defined below) to any person as of the date hereof, at any time on or prior to the Final Closing Date, thereafter or as a result thereof or in connection therewith except as provided in this Agreement.

                 (e)      Restricted Securities.

                          (1) Such Shareholder acknowledges that the shares of Parent Common Stock which such Shareholder shall acquire pursuant to the Merger and this Agreement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are being acquired for such Shareholder's own account for investment and not with a view to the distribution thereof. The Parent Common Stock will be subject to the stock transfer restrictions described in
                 Article 7 below.

                          (2) Such Shareholder has the knowledge and experience in financial and business matters to enable him or her to evaluate the merits and risks of approving this Agreement and the transactions contemplated herein and acquiring shares of Parent Common Stock.





                             EnviroSystems Agreement and Plan of Merger/Page 8

                          (3) Such Shareholder is able to bear the economic risks of his or her investment in the Parent Common Stock.

                          (4) Such Shareholder has been represented by legal counsel in this transaction and such Shareholder and his or her advisors, including such counsel, have been given the opportunity to ask questions of, and receive answers from, the officers of the Parent concerning the terms of the transactions contemplated by this Agreement and the affairs and the business and financial condition of the Parent.

                          (5) Such Shareholder has received a confidential private placement memorandum concerning the Parent and an investment in shares of Parent Common Stock (the "PPM"), and such Shareholder and his or her advisors have been given access to all documents, books and additional information concerning Parent which they have requested regarding Parent.

                          (6) Such Shareholder has made such inquiries by himself or herself and through his or her advisors in making a decision to approve this Agreement and the transactions contemplated herein as such Shareholder has deemed necessary and advisable.

                          (7) Such Shareholder acknowledges and agrees that the Parent Common Stock issued to such Shareholder may not be disposed of except in accordance with the requirements of the Securities Act and any applicable state securities laws.

                          (8) None of the representations made by the Shareholders in this Section 2.1(e) shall affect any of Shareholders' rights under any other section of this Agreement.

         2.2 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE COMPANY. The Shareholders and the Company represent and warrant to the Parent and the Merger Sub that the statements contained in this Section 2.2 are correct as of the date of this Agreement and will be correct as of the Preliminary Closing Date and the Final Closing Date (as though made then), except as otherwise set forth in the disclosure schedule delivered by the Shareholders and the Company to the Parent and the Merger Sub on the date hereof, as supplemented or amended in accordance with Section 3.4 of this Agreement (such schedule, as so amended or supplemented, the "Company Disclosure Schedule"). The Company Disclosure Schedule is arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 2.2. References in Section 2.2 to a numbered schedule mean the section of the Company Disclosure Schedule that corresponds with that number; for example, references to "Schedule 2.2(a)" mean
Section 2.2(a) of the Company Disclosure Schedule. The Company Disclosure Schedule constitutes an exception to each warranty or representation set forth herein, whether or not such warranty or representation specifically refers to the Company Disclosure Schedule; accordingly each warranty or representation set forth herein is deemed to be preceded by the clause: "Except as set forth in the Company Disclosure Schedule . . .".





                              EnviroSystems Agreement and Plan of Merger/Page 9

                 (a) Organization and Qualification, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, has the full right, power and legal authority and, to the knowledge of the Shareholders and the Company, all licenses, permits, titles and authorizations necessary to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction as set forth in Schedule 2.2(a) where, to the reasonable belief of the Shareholders and the Company, such qualification is appropriate. The copies of the Company's Articles of Incorporation and Bylaws, as amended to date, which have been delivered to Parent are complete and correct, and such instruments, as so amended, are in full force and effect. The Company is qualified to transact business as a foreign corporation and is in good standing in all jurisdictions in which it is engaged in business and in which its properties or assets are located, which foreign jurisdictions are listed in Schedule 2.2(a).

                 (b) Capital Stock. The entire authorized capital stock of the Company consists of 10,000 shares of Company Common Stock of which 300 shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable, all of which are held of record and beneficially by the Shareholders. No shares of the capital stock of the Company have been issued in violation of the preemptive rights of any past or present shareholder. No shares of the capital stock of the Company are in the treasury of the Company. There are no outstanding subscriptions, shares of capital stock, calls, warrants, options, contracts, commitments, or demands relating to the capital stock of the Company or other agreements of any character under which the Company would be obligated to issue or purchase shares of its capital stock. There is no voting agreement, voting trust, proxy, or other agreement or understanding with respect to the voting of the capital stock of the Company. The Company has no commitments to issue or sell any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company, any shares of its capital stock and no securities or obligations evidencing any such rights are outstanding.

                 (c) Subsidiaries. With respect to each corporation, firm, partnership or other business entity in which the Company holds an interest, Schedule 2.2(c) sets forth the name, the interest of the Company, and the capitalization of such entity (each such entity in which the Company owns or controls more than 50% of the voting securities, directly or indirectly, or in which the Company acts as manager or general partner is hereinafter a "Subsidiary"). Except as described on Schedule 2.2(c), neither the Company nor any Subsidiary owns or has any right or obligation to acquire any class of securities (including, without limitation, debt securities) issued by any person or company and neither the Company nor any Subsidiary is a party to or bound to any partnership, joint venture, voluntary association, or other agreement with any person for the conduct of any business.

                 (d) Qualification of Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its state of organization, with the corporate or organizational power to own its property and carry on its business as it is now being conducted. All of the issued and outstanding shares of capital stock of each Subsidiary have





                              EnviroSystems Agreement and Plan of Merger/Page 10 been duly authorized and are validly issued, fully paid, and nonassessable, and were not issued in violation of the preemptive rights of any past or present shareholder. The Company and its Subsidiaries hold of record and own beneficially all of the outstanding shares or other interests in each Subsidiary of the Company held by them, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary.
         There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. None of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company.

                 (e) Authority Relative to Agreement. The Company has the full right, power, and legal authority to execute and deliver this Agreement. The Company has the full right, power, and legal authority to perform this Agreement and to consummate the transactions contemplated on the part of the Company hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors and the Shareholders in their capacity as the holders of all of the capital stock of the Company. To the knowledge of the Shareholders and the Company, no proceeding on the part of the Company, and, except for those approvals described in Schedule 2.2(e), no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body, or any bank, bonding company, lender, surety, customer, supplier, or any other person whatsoever is required for or in connection with the Company's execution and delivery of this Agreement. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights.

                 (f) Non-Contravention. The execution, delivery, and performance of this Agreement by the Company do not and the consummation by the Company of the transactions contemplated hereby will not (1) to the knowledge of the Shareholders and the Company, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, government agency, or court to which the Company or any of its assets is subject or (2) violate any provision of the Articles of Incorporation or Bylaws of the Company or any Subsidiary, or (3) to the knowledge of the Shareholders and the Company, violate or result in, with the giving of notice or the lapse of time or both, the violation of any provision of, or result in the





                              EnviroSystems Agreement and Plan of Merger/Page 11 acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of the Company or any Subsidiary pursuant to any provision of any mortgage, lien, lease, contract, agreement, license, or instrument to which the Company or any Subsidiary is a party or by which any of their respective assets are bound. The execution, delivery and performance of this Agreement by the Company do not and will not violate or conflict with any other restriction of any kind or character to which the Company or any Subsidiary is subject or by which any of their respective assets may be bound, and the same do not and will not constitute an event permitting termination of any such mortgage, lien, lease, agreement, license or instrument to which the Company or any Subsidiary is a party or by which any of their respective assets are bound.

                 (g) Financial Information. The Shareholders have previously furnished Parent with true and complete copies of the balance sheets of the Company and its Subsidiaries as of December 31, 1996 and December 31, 1995, and the related statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1996, together with the report of Phillips, Goodson & Co., the independent accountants of the Company, with respect to such financial statements. Such financial statements have been prepared in conformity with Generally Accepted Accounting Principals ("GAAP") consistently applied and, to the knowledge of the Shareholders and the Company, present fairly the financial position and results of operations of the Company and its consolidated Subsidiaries as of and for the respective periods then ended. The Shareholders have also previously furnished the Parent with a copy of the unaudited monthly balance sheets of the Company as of the last day of each month from January through June 1997, and the related monthly unaudited statement of income, retained earnings and cash flows of the Company with respect to each month from January through June 1997 certified by the chief executive officer and the chief accounting officer of the Company (including such certificates, the "Unaudited Monthly Financial Statements"). To the knowledge of Shareholders and the Company, such financial statements have been prepared in conformity with GAAP consistently applied and present fairly the financial position and results of operations of the Company and its consolidated Subsidiaries as of and for the subject periods, except for normal recurring year-end adjustments and except for the absence of footnotes. The Company and its Subsidiaries do not have any liabilities or obligations of a type which should be included in or reflected as such in financial statements prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in such financial statements. Collectively, the financial statements described in this Section 2.2(g) are the "Company Financial Statements."





                             EnviroSystems Agreement and Plan of Merger/Page 12

                 (h) Absence of Certain Changes or Events. Since December 31, 1996, except to the extent described in Schedule 2.2(h) of the Company Disclosure Schedule, and except as contemplated by this Agreement or in connection with the transactions contemplated by this
         Agreement:

                          (1) none of the Company and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

                          (2) none of the Company and its Subsidiaries has entered into any agreement, contract, lease, permit or license (or series of related agreements, contracts, leases, permits and licenses) either involving more than $20,000 or outside the ordinary course of business;

                          (3) to the knowledge of the Shareholders and the Company, no party (including any of the Company and its Subsidiaries) has breached, accelerated, terminated, modified, or canceled any agreement, contract, lease, permit or license (or series of related agreements, contracts, leases, permits and licenses) involving more than $20,000 to which any of the Company and its Subsidiaries is a party or by which any of them is bound ("Company Contracts");

                          (4) none of the Company and its Subsidiaries has imposed or suffered to exist any lien, encumbrance or security interest upon any of its assets, tangible or intangible (other than the Permitted Exceptions, as defined below);

                          (5) none of the Company and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $20,000 or outside the ordinary course of business;

                          (6) none of the Company and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other corporation, partnership, limited liability company or other person (or series of related capital investments, loans, and acquisitions) either involving more than $20,000 or outside the ordinary course of business;

                          (7) none of the Company and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $50,000 in the aggregate;

                          (8) none of the Company and its Subsidiaries has delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;





                              EnviroSystems Agreement and Plan of Merger/Page 13

                          (9) none of the Company and its Subsidiaries has canceled, compromised, satisfied, settled, waived, or released any right or claim (or series of related rights and claims) either involving more than $20,000 or outside the ordinary course of business;

                          (10) none of the Company and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property (as defined in Section 2.2(m) below);

                          (11) there has been no change made or authorized in the Articles of Incorporation or bylaws of any of the Company and its Subsidiaries (except that the Articles may be changed to include the exculpation provisions permitted by law);

                          (12) none of the Company and its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                          (13) none of the Company and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, except for dividends and distributions to shareholders of S-corporations which in the aggregate do not exceed 43.2% of the Company's pre-tax net income during 1997 through the date of the latest such distribution and except as permitted by Section 3.1(m);

                          (14) none of the Company and its Subsidiaries has experienced any damage, destruction, or loss to its property in excess of $20,000 which is not covered by insurance;

                          (15) none of the Company and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

                          (16) none of the Company and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                          (17) none of the Company and its Subsidiaries has granted any increase in compensation to any of its directors, officers, employees, consultants or agents in excess of five percent of such person's base compensation and discretionary bonuses to officers and employees in the aggregate amount of up to 10% of the pre-tax net income of the Company during 1997 up to the date of the latest such payment;





                             EnviroSystems Agreement and Plan of Merger/Page 14

                          (18) none of the Company and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);

                          (19) none of the Company and its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

                          (20) none of the Company and its Subsidiaries has made or pledged to make any material charitable or other contribution outside the ordinary course of business;

                          (21) to the knowledge of the Shareholders and the Company, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving any of the Company or its Subsidiaries;

                          (22) to the knowledge of the Shareholders and the Company, there has not been any material adverse change in the business, financial condition, operation, results of operation, or future prospects of the Company and its Subsidiaries;

                          (23) there have not been any work interruptions, or
                 to the knowledge of the Shareholders and the Company, labor grievances or employee claims filed (the existence of which is known, or under the normal course of business should be known, to the Company) against the Company or its Subsidiaries;

                          (24) there has not been any merger or consolidation
                 or agreement to merge or consolidate with or into any other corporations; and

                          (25) none of the Company and its Subsidiaries has committed to do any of the foregoing.

                 "Permitted Exceptions" shall mean (i) mechanic's, materialman's, warehouseman's and carrier's liens and purchase money security interests arising in the ordinary course of business, a correct and complete list of which is set forth on Schedule 2.2 of the Company Disclosure Schedule or arising by operation of law; (ii) liens for taxes and assessments not yet payable; (iii) liens for taxes, assessments and charges and other claims, the validity of which the Company or the Shareholders are contesting in good faith, a correct and complete list of which is set forth on Schedule 2.2; and (iv) imperfections of title, liens, security interests, claims and other charges and encumbrances the existence of which does not adversely affect the operation, value, use or enjoyment of the affected asset or property.

                 (i) Undisclosed Liabilities. To the knowledge of the Shareholders and the Company, the Company and its Subsidiaries have no liabilities (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint,





                              EnviroSystems Agreement and Plan of Merger/Page 15 claim, or demand against the Company or its Subsidiaries giving rise to any liability), except for (i) liabilities set forth on the face of the Company Financial Statements (rather than in any notes thereto) and (ii) liabilities which have arisen after May 31, 1997 in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

                 (j) Permits and Legal Compliance. To the knowledge of the Shareholders and the Company, the Company and its Subsidiaries have all permits, licenses, orders, qualifications, and approvals of all governmental and regulatory authorities material to the conduct of their business, a correct and complete list of which is set forth in
         Schedule 2.2. To the knowledge of the Shareholders and the Company, all such permits, licenses, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is pending or threatened. To the knowledge of the Shareholders and the Company, none of such permits, licenses, orders or approvals, and no application for any of such permits, licenses, orders or approvals, will be adversely affected by the consummation of the transactions contemplated by this Agreement. To the knowledge of the Shareholders and the Company, the Company and its Subsidiaries have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company or its Subsidiaries alleging any failure so to comply.

                 (k) Title to Properties; Absence of Liens and Encumbrances, etc. To the knowledge of the Shareholders and the Company, the Company and its Subsidiaries have good and marketable title to all of the real, tangible personal and mixed properties and assets owned by it and used in its business, free and clear of any liens, charges, pledges, mortgages, conditional sales contracts, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements. A correct and complete list of all such properties and assets (other than properties and assets described in Sections 2.2(l), 2.2(m) and 2.2(n)) with a historical cost in excess of $5,000 is set forth on
         Schedule 2.2(k). The properties and assets of the Company and its Subsidiaries (other than the properties and assets described in Sections 2.2(l), 2.2(m) and 2.2(n), which sections contain the Company's and Shareholders' representations and warranties with respect to intangible properties and assets) are free and clear of any liens, charges, pledges, mortgages, conditional sales contracts, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements.

                 (l) Software. Schedule 2.2(l) contains a list or description by type of all operating and applications computer programs and data bases ("Software") which the Company or any Subsidiary uses or has available for use and plans to use, and such Software constitutes all the Software which is used to operate the business of the Company and its Subsidiaries as currently conducted. All such Software is owned outright by the Company or its Subsidiaries except as indicated on Schedule 2.2(l). As to any Software which
         Schedule 2.2(l) indicates is not owned by the Company or its Subsidiaries, the owner of such Software is identified





                              EnviroSystems Agreement and Plan of Merger/Page 16 on Schedule 2.2(l) and the Company and its Subsidiaries have the right to use the same pursuant to valid leases or licenses therefor. To the knowledge of the Shareholders and the Company, none of the Software used by or available to the Company or its Subsidiaries, and no use thereof, infringes upon or violates any patent, copyright, trade secret or other proprietary right of anyone else and no claim with respect to any such infringement or violation is known to be threatened.

                 (m) Patent, Trademark, etc. Claims. To the knowledge of the Shareholders and the Company, the Company or its Subsidiaries is the owner or licensee of all patents, patent licenses, trademarks/servicemarks/trade names, trademark/servicemark/trade name registrations, copyrights, and copyright registrations or any other intellectual property ("Intellectual Property") used in the operation of the Company's business as presently conducted and purported to be owned or licensed by it; and a correct and complete list of such Intellectual Property is set forth in Schedule 2.2(m) of the Company Disclosure Schedule. Each item of Intellectual Property owned or used by the Company or its Subsidiaries immediately prior to the Final Closing will be owned or available for use by the Company or its Subsidiaries on the same terms and conditions immediately after the Final Closing. To the knowledge of the Shareholders and the Company, each of the Company and its Subsidiaries owns or has the right to use all such Intellectual Property. To the knowledge of the Shareholders and the Company, each of the Company and its Subsidiaries has not infringed, and is not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm or corporation and has not received any notice of such infringement. Neither the Company nor any Subsidiary is a party to any license, sublicense, agreement or arrangement pursuant to which the Company or its Subsidiaries uses Intellectual Property except as shown in
         Schedule 2.2(m). With respect to each such license, sublicense, agreement or arrangement set forth in Schedule 2.2(m), to the knowledge of the Shareholders and the Company:

                          (1) the license, sublicense, agreement or arrangement covering the item is legal, valid, binding, enforceable, and in full force and effect;

                          (2) the license, sublicense, agreement or arrangement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Final Closing;

                          (3) no party to such license, sublicense, agreement or arrangement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; and

                          (4)     no party to the license, sublicense,
                 agreement or arrangement has repudiated any provision thereof.

         Each of the Company and its Subsidiaries owns, or holds adequate licenses or other rights to use, its trade names in the business as now conducted by it, and such use does not, and will




                              EnviroSystems Agreement and Plan of Merger/Page 17 not, conflict with, infringe on, or otherwise violate any rights of others. The Shareholders have delivered to Parent correct and complete copies of all such licenses, sublicenses agreements and arrangements (as amended to date) disclosed on Schedule 2.2(m).

                 (n) List of Properties, Contracts and Other Data. The Company and its Subsidiaries own or lease all property and tangible assets used in the conduct of their business as presently conducted. To the knowledge of the Shareholders and the Company, and except as reflected in such Schedule 2.2(n), all of the property of the Company and its Subsidiaries is in existence and is in good condition and repair, except for reasonable wear and tear, and in conformity in all material respects with all building, zoning, OSHA, Coast Guard, safety, or other applicable ordinances, regulations, or laws.
         Schedule 2.2(n) contains a list setting forth with respect to the Company and its Subsidiaries as of the date hereof the following:

                          (1) Schedule 2.2(n)(1) lists and describes briefly all real property which the Company and each Subsidiary owns. With respect to each such parcel of owned real property (collectively, the "Owned Real Property"):

                          (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the Owned Real Property subject thereto and except as set forth on
                          Schedule 2.2(n)(1);

                          (ii) there are no pending or, to the knowledge of the Shareholders and the Company, threatened condemnation proceedings, lawsuits, or administrative actions or other matters relating to the Owned Real Property which could reasonably be expected to adversely affect the current ownership, maintenance, use, occupancy, or value thereof;

                          (iii) to the knowledge of the Shareholders and the Company, the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon is subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and, except as described on Schedule 2.2(n)(1), the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the Owned Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;





                              EnviroSystems Agreement and Plan of Merger/Page 18

                          (iv) to the knowledge of the Shareholders and the Company, all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with such approvals and applicable laws, rules, and regulations;

                          (v) except as described on Schedule 2.2(n)(2) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                          (vi) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                          (vii) there are no parties (other than the Company and its Subsidiaries) in possession of the parcel of real property, other than tenants in possession of property leased or subleased by the Company or any of its Subsidiaries under any leases or subleases disclosed on Schedule 2.2(n)(2) which tenants are in possession of space to which they are entitled;

                          (viii) to the knowledge of the Shareholders and the Company, except as described on Schedule 2.2(n)(1), to the extent necessary or desirable for the use or operation of facilities located on real property owned by the Company or any Subsidiary, such facilities are supplied with utilities and other services, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations;

                          (ix) to the knowledge of the Shareholders and the Company, except as described on Schedule 2.2(n)(1), each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the Property is provided by paved public right-of-way with adequate curb cuts available;

                          (x) Except as described on Schedule 2.2(n)(1), the Owned Real Property is not located within an area that has been designated by the Federal Insurance Administration, the Army Corps of Engineers or any other governmental agency or body as being subject to special flooding hazards; and

                          (xi) Except as described on Schedule 2.2(n)(1), the improvements on the Property (A) have been constructed in a good and workmanlike manner, free from defects in workmanship and material and, to the best of Shareholders' and Company's knowledge, do not require any repair or replacement other than minor, routine maintenance; and (B) have been constructed and are





                              EnviroSystems Agreement and Plan of Merger/Page 19
                          being occupied, maintained, and operated in compliance with all applicable laws, regulations, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, building setback lines, covenants, reservations, and easements, and the Shareholders and Company have received no notice, written or oral, claiming any violation of any of the same or requesting or requiring the performance of any repairs, alterations, or other work in order to so comply.

                          (2) Schedule 2.2(n)(2) of the Company Disclosure Schedule lists and describes briefly all real property leased or subleased by or to the Company or any of its Subsidiaries (whether as lessor or as lessee). Schedule 2.2(n)(2) also identifies the properties leased or subleased to the Company or any of its Subsidiaries for which title insurance policies are to be procured as provided in Section 3.8 below. The Shareholders have delivered to the Parent correct and complete copies of the leases and subleases listed in Schedule 2.2(n)(2) (as amended to date). With respect to each lease and sublease listed in Schedule 2.2(n)(2);

                          (i) to the knowledge of the Shareholders and the Company, the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                          (ii) to the knowledge of the Shareholders and the Company, the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;

                          (iii) to the knowledge of the Shareholders and the Company, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                          (iv) to the knowledge of the Shareholders and the Company, no party to the lease or sublease has repudiated any provision thereof;

                          (v) to the knowledge of the Shareholders and the Company, except as described on Schedule 2.2(n)(2), there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                          (vi) to the knowledge of the Shareholders and the Company, with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are correct and complete with respect to the underlying lease;

                          (vii) none of the Company and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;





                              EnviroSystems Agreement and Plan of Merger/Page 20

                          (viii) to the knowledge of the Shareholders and the Company, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                          (ix) to the knowledge of the Shareholders and the Company, all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

                          (3) Schedule 2.2(n)(3) of the Company Disclosure Schedule lists and describes briefly all contracts and commitments (including, without limitation, mortgages, indentures and loan agreements) to which the Company or any Subsidiary is a party, or to which it or any of its assets or properties are subject and which are not specifically referred to elsewhere in Section 2.2, provided that there need not be listed in the Company Disclosure Schedule (unless required pursuant to the preceding subsections of this Section 2.2(n)) any contract or commitment incurred in the ordinary course of business which requires payments to or by the Company and its Subsidiaries during its remaining life aggregating less than $25,000 or which is terminable by the Company or any Subsidiary within thirty days without payment of a premium or penalty.

                 Correct and complete copies of all documents, and descriptions complete in all material respects of all oral agreements or commitments (if any), referred to in this Section 2.2(n) have been provided to Parent or its counsel. To the knowledge of the Shareholders and the Company, none of the Company, the Shareholders and the Subsidiaries has been notified of any claim that any contract listed in Schedule 2.2(n)(3) of the Company Disclosure Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing material default or event of default or event which with notice or lapse of time or both would constitute such a default.

                 (o) Use of Real Property. None of the Shareholders, the Company and the Subsidiaries has received notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the operations of the Company or its Subsidiaries, or any notice of default under any material lease, contract, commitment, license or permit, relating to the use and operation of the owned or leased real property listed in the Company Disclosure Schedules. To the knowledge of the Shareholders and the Company, none of the Shareholders, the Company and the Subsidiaries has received notice that any plant, facility or other building which is owned or covered by a lease set forth in the Company Disclosure Schedule does not substantially conform in all material respects with all applicable ordinances, codes, regulations and requirements, and none of the Shareholders, the Company and the Subsidiaries has received notice that any law or regulation presently in effect or condition precludes or restricts continuation of the present use of such properties.





                             EnviroSystems Agreement and Plan of Merger/Page 21

                 (p) Environmental Laws. To the knowledge of the Shareholders and the Company, (i) the Company and its Subsidiaries, including, without limitation, their businesses, facilities, property, vessels, and equipment have been and are currently in compliance, in all material respects, with all applicable federal, state, and local laws, rules, and regulations of all authorities, including without limitation, applicable Environmental Laws (as hereinafter defined), and (ii) the Company and its Subsidiaries have all permits, certificates, and licenses required to operate their businesses, facilities, property, vessels, and equipment, including, without limitation, any relating to the generation, processing, treatment, discharge, storage, transport, disposal, or other management of chemicals and other hazardous materials, of waste materials of any kind, and those relating to the protection of environmentally sensitive areas. To the knowledge of the Shareholders and the Company, there is no material adverse effect on any of the facilities, properties, vessels or equipment of the Companies, or with respect to function, use, or value of any such assets, resulting from any hazardous or toxic substance, or any pollutant or contaminant, or as a result of exposure to petroleum or any by-product thereof. "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes in ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (q) Litigation. Except as provided on Schedule 2.2(q), there are no actions, suits, audits, investigations, unfair labor practices charges, complaints, claims, grievances or proceedings or, to the knowledge of the Shareholders and the Company, any audits or investigations with respect to the Company or any Subsidiary pending against the Company or any Subsidiary at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor to the knowledge of the Shareholders and the Company, are there any such actions, suits, audits, investigations, unfair labor practices charges, complaints, claims, grievances or proceedings that are known to be threatened against the Company or any Subsidiary.

                 (r)      Labor and Employment Matters.

                          (1) Schedule 2.2(r) of the Company Disclosure Schedule sets forth all collective bargaining agreements, employment and consulting agreements (other than consulting agreements terminable by the Company or any Subsidiary within 60 days without payment of a premium or a penalty), executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option





                             EnviroSystems Agreement and Plan of Merger/Page 22
                 plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of the Company or any Subsidiary.

                          (2) To the knowledge of the Shareholders and the Company, there are no controversies between the Company (or any Subsidiary) and any employees or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or threatened, related to the Company (or any Subsidiary) and there are not any organizational efforts presently being made or threatened in an organized fashion involving any of the employees of the Company or any Subsidiary.

                          (3) None of the Shareholders, the Company and the Subsidiaries has received notice of any claim that it has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that it is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                          (4) Schedule 2.2(r) of the Company Disclosure Schedule sets forth the current annual compensation (or basis thereof) of all employees of the Company and its Subsidiaries (by position or by department) as of June 30, 1997.

                 (s) Accounts Receivable. To the knowledge of the Shareholders and the Company (A) the accounts receivable reflected on the balance sheet of the Company as of December 31, 1996, and all accounts receivable arising between December 31, 1996 and the date hereof, arose from bona fide transactions in the ordinary course of business; (B) the services involved have been provided to the account obligor and no further services are required to be provided in order to entitle the Company or its assignees to collect the accounts receivable in full; (C) no such account has been assigned or pledged to any other person, firm or corporation; and (D) unless paid prior to the Preliminary Closing Date, the accounts receivable are or will be as of the Preliminary Closing Date current and collectible net of the respective reserves, if any, shown on the Company Financial Statements (which reserves are adequate and calculated consistent with past practices). There is no contest, claim or right of set-off, other than in the ordinary course of business, under any of the Company Contracts with any obligor of an account receivable relating to the amount or validity of such account receivable. Schedule 2.2(s) sets forth a complete and accurate list of all accounts receivable as of June 30, 1997, which list indicates the aging of such accounts receivable.

                 (t) Insurance. Schedule 2.2(t) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company and its Subsidiaries have been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year (except as to insurance policies owned by third party vendors, contractors and clients of the Company which have contractually named the





                             EnviroSystems Agreement and Plan of Merger/Page 23

         Company or its Subsidiaries as insured or provided other benefits of coverage as a result of contractual liability coverage, which policies need not be listed on Schedule 2.2(t) but shall be made available for inspection by Parent's representatives):

                          (1) the name, address, and telephone number of the agent;

                          (2) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                          (3)     the policy number and the period of coverage;

                          (4) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                          (5) a description of any retroactive or "swing" premium adjustments or other loss-sharing arrangements.

         To the knowledge of the Shareholders and the Company, with respect to each such insurance policy owned by the Company or any of its
         Subsidiaries: (A) the policy is legal, valid, binding, enforceable, and in full force and effect with respect to the periods and risks which such policy purports to insure; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect in accordance with its terms on the same terms immediately following the consummation of the transactions contemplated hereby; (C) neither the Company nor any of its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. To the knowledge of the Shareholders and the Company, the Company and each of its Subsidiaries has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Schedule 2.2(t) of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company and its Subsidiaries. "Self insurance arrangements" means any arrangement by which the Company or its Subsidiaries has assumed risks in scope and amount customarily insured by businesses in the Company's industry and geographic region.

                 (u)      Employee Benefits.

                          (1) To the knowledge of the Shareholders and the
                 Company, the Company and its Subsidiaries have complied and currently are in compliance, both as to form and operation, in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Codes of 1954 and/or 1986, as amended, respectively (for purposes of this Section 2.2(u) only, the "Code"), with respect to each "employee benefit plan" as





                             EnviroSystems Agreement and Plan of Merger/Page 24
                 defined under Section 3(3) of ERISA. Each employee benefit plan of the Company and its Subsidiaries ("Plan") is described in Schedule 2.2(u) of the Company Disclosure Schedule, and a copy of each Plan is attached thereto.

                          (2) The Company and its Subsidiaries have never maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due as owing from the Company or any Subsidiary on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

                          (3) The Company and its Subsidiaries have not incurred any liability with respect to a Plan including, without limitation, under ERISA (including, without limitation, Title I or Title IV of ERISA, other than liability for premiums due to the Pension Benefit Guaranty Corporation ("PBGC")), the Code or other applicable law, which has not been satisfied in full, and, to the knowledge of the Shareholders and the Company, no event has occurred, and there exists no known condition or set of circumstances, which could result in the imposition of any liability with respect to a Plan, including, without limitation, under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to the Plan.

                          (4) The Company and its Subsidiaries have no outstanding commitments to provide or to cause to be provided any severance or other post-employment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit or similar benefit to any person (including, without limitation, any former or current employee) that has not been reflected in the Company Financial Statements or is not included in any Plan disclosed in
                 Schedule 2.2(u).

                 (v)      Tax Matters.

                          (1) To the knowledge of the Shareholders and the
                 Company, all federal, state, local and foreign tax returns required to be filed by the Company and its Subsidiaries prior to the date hereof have been filed on a timely basis with the appropriate governmental authorities in all jurisdictions in which such tax returns are required to be filed, and all such returns are correct and complete. Shareholders have delivered to Parent correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies asserted against or agreed to by the Company or any Subsidiary since January 1, 1992. To the knowledge of the Shareholders and the Company, neither the Company nor its Subsidiaries are currently the subject of any audit, examination or any similar investigation by any governmental authority. Schedule 2.2(v) of the Company Disclosure Schedule sets forth all audits, examinations or similar investigations of the Company and its Subsidiaries by any governmental authority since January 1, 1992.





                             EnviroSystems Agreement and Plan of Merger/Page 25

                          (2) To the knowledge of the Shareholders and the
                 Company, all federal, state, local and foreign income, franchise, sales, use, property, and all other taxes, fees, assessments, or other governmental charges (including withholding taxes), and all interest and penalties thereon (all of the foregoing collectively, "Taxes") due from or properly accruable by the Company and its Subsidiaries have been fully and timely paid or, in the cases of Taxes for which payment is not yet required, properly and fully accrued for on the Company Financial Statements or in Schedule 2.2(v) with respect to all taxable periods ending on or prior to the date of this Agreement and interim periods through the date of this Agreement.

                          (3) None of the Company and its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the Shareholders, the Company or any Subsidiary is a party to any agreement, contract or arrangement that would, by reason of the consummation of any of the transactions contemplated by this Agreement, individually or in the aggregate, result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. None of the assets of the Company or any Subsidiary is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168 of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions.

                          (4) None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company or a Related Company) or (B) has any liability for the taxes of any person (other than any of the Company or a Related Company and their respective Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                          (5) Schedule 2.2(v) sets forth the following information with respect to each of the Company and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date: (A) the basis of the Company or Subsidiary in its assets; (B) the basis of the stockholder(s) of the Subsidiary in its stock (or the amount of any excess loss account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Subsidiary; and (D) the amount of any deferred gain or loss allocable to the Company or Subsidiary arising out of any Deferred Intercompany Transaction (as defined in Treas. Reg. Section 1.1502-13).

                 (w) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Shareholders and the Company directly with the Parent, without the intervention of any other person on behalf of the Shareholders or the Company in such manner as to give rise to any valid claim by any other person against





                             EnviroSystems Agreement and Plan of Merger/Page 26 the Shareholders or the Company for a finder's fee, brokerage commissions, or similar payment.

                 (x) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

                 (y) Investment Company. Each of the Company or its Subsidiaries is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                 (z) Tax-Free Reorganization. With respect to the qualification of the Merger as a reorganization pursuant to Section 368(a)(2)(D) of the Code:

                          (1) There is no plan or intention on the part of Shareholders to sell, exchange or otherwise dispose of a number of shares of Parent Common Stock received in the Merger which would reduce the Shareholders' aggregate ownership of such Parent Common Stock to a number of shares having a value, as of the Effective Time, of less than fifty percent of the value of all of the formerly outstanding capital stock of the Company as of the same date.

                          (2) Immediately following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of the Company's net assets and at least 70% of the fair market value of the Company's gross assets.

                          (3) The liabilities of the Company assumed by the Surviving Corporation and the liabilities to which the assets of the Company are subject were incurred in the Company's ordinary course of business.

                          (4) If the Merger is effected, the Company and the Shareholders will each pay their respective expenses, if any, incurred in connection with the Merger, and neither the Company nor the Shareholders will pay any Parent or Merger Sub expenses incurred in connection with the Merger.

                          (5) At the Effective Time, the Company will not have any outstanding warrants, options, convertible securities, or any other right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect the Parent's retention of control of the Surviving Corporation.

                          (6) The Company is not an investment company within the meaning of Section 368(a)(2)(F) of the Code.





                             EnviroSystems Agreement and Plan of Merger/Page 27

                          (7) At the Effective Time, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

                          (8) The Company is not under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

         2.3 REPRESENTATIONS AND WARRANTIES BY THE PARENT. The Parent represents and warrants to the Shareholders and the Company that the statements contained in this Section 2.3 are correct as of the date of this Agreement and will be correct as of the Preliminary Closing Date and the Final Closing Date (as though made then), except as set forth in the disclosure schedule delivered by the Parent to the Shareholders and the Company on the date hereof, as supplemented or amended in accordance with Section 3.4 of this Agreement (such schedule, as so supplemented or amended, the "Parent Disclosure Schedule").
The Parent Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 2.3. References in Section 2.3 to a numbered schedule mean the section of the Parent Disclosure Schedule that corresponds with that number; for example, references to "Schedule 2.3(a)" mean Section 2.3(a) of the Parent Disclosure Schedule. The Parent Disclosure Schedule constitutes an exception to each warranty or representation set forth herein, whether or not such warranty or representation specifically refers to the Parent Disclosure Schedule; accordingly each warranty or representation set forth herein is deemed to be preceded by the clause: "Except as set forth in the Parent Disclosure Schedule . . .".

                 (a) Organization and Qualification, etc. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in Louisiana and each other jurisdiction where, to the reasonable belief of Parent, such qualification is necessary or appropriate. Each such jurisdiction is identified in Schedule 2.3(a). The copies of the Parent's Certificate of Incorporation and Bylaws, as amended to date, which have been delivered to the Shareholders are complete and correct, and such instruments, as so amended, are in full force and effect.

                 (b) Capital Stock. The entire authorized capital of Parent consists of 25,000,000 shares of capital stock which is divided into (1) 3,000,000 shares of restricted common stock having a par value of $.001 per share, (ii) 20,000,000 shares of common stock having a par value of $.001 per share (i.e., Parent Common Stock), and
         (3) 2,000,000 shares of preferred stock having a par value of $.001 per share.

                 (c) Subsidiaries, etc. Other than the Merger Sub, and except (i) as set forth in Schedule 2.3(c) and (ii) for Parent's interest in the transactions described in this Agreement and the Other Acquisition Agreements (collectively, the "Consolidation Agreements"), the Parent does not own of record or beneficially, directly or indirectly, (1) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation





                             EnviroSystems Agreement and Plan of Merger/Page 28 or (2) any participating interest in any partnership, joint venture or other non-corporate business enterprise. Merger Sub and any corporate or non-corporate business entity listed in Schedule 2.3(c) are in Sections 2.3 and 2.4 collectively called the "Subsidiaries." None of the Subsidiaries has any material assets or liabilities.

                 (d) Authority Relative to Agreement. Parent has the corporate power and authority to execute, deliver and perform this Agreement, the other Consolidation Agreements and any amendments thereto and all agreements and instruments to be executed and delivered by Parent or any of its Subsidiaries in accordance with this Agreement or any other Consolidation Agreement or any amendments hereto or thereto and to consummate the transactions contemplated on the part of Parent hereby and thereby. The execution and delivery by Parent of this Agreement, the other Consolidation Agreements and any amendments thereto and all agreements and instruments to be executed and delivered by Parent or any of its Subsidiaries in accordance with this Agreement or any other Consolidation Agreement or any amendments hereto or thereto and the consummation by Parent of the transactions contemplated on its part hereby and thereby have been duly authorized by its Board of Directors. No other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement, the other Consolidation Agreements and any amendments thereto and all agreements and instruments to be executed and delivered by Parent or any of its Subsidiaries in accordance with this Agreement or any other Consolidation Agreement or any amendments hereto or thereto by Parent. Except for corporate action related to the IPO and described in Schedule 2.3(d), no other corporate proceedings on the part of Parent are necessary to authorize the performance of this Agreement, the other Consolidation Agreements and any amendments thereto and all agreements and instruments to be executed and delivered by Parent or any of its Subsidiaries in accordance with this Agreement or any other Consolidation Agreement or any amendments hereto or thereto by Parent or the consummation by Parent of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and is, and upon their due execution and delivery by the parties thereto the other Consolidation Agreements and any amendments thereto and all agreements and instruments to be executed and delivered by Parent or any of its Subsidiaries in accordance with this Agreement or any other Consolidation Agreement and any amendments hereto or thereto will be, enforceable against Parent in accordance with their respective terms, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights. The Consolidation Agreements (other than this Agreement and the Related Agreements) and any amendments thereto are enforceable against the other parties thereto in accordance with their respective terms, in each case except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law relating to or affecting creditors' rights.

                 (e) Non-Contravention. The execution, delivery and performance of this Agreement, the other Consolidation Agreements and any amendments thereto and all agreements and instruments to be executed and delivered by Parent or any of its Subsidiaries in accordance with this Agreement or any other Consolidation Agreement or any amendments hereto or thereto by Parent do not and the consummation by Parent of the





                             EnviroSystems Agreement and Plan of Merger/Page 29 transactions contemplated hereby and thereby will not (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling change, or other restriction of any government, government agency, or court to which Parent is subject, or (2) violate any provision of the Articles of Incorporation or Bylaws of Parent, or
         (3) violate or result in, with the giving of notice or the lapse of time or both, the violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of Parent pursuant to, any provision of any mortgage, lien, lease, agreement, contract, license, or instrument to which Parent is a party or by which any of its assets are bound. The execution, delivery and performance of this Agreement, the other Consolidation Agreements and any amendments thereto and all agreements and instruments to be executed and delivered by Parent or any of its Subsidiaries in accordance with this Agreement or any other Consolidation Agreement or any amendments hereto or thereto by Parent do not and will not violate or conflict with any other restriction of any kind or character to which Parent is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage, lien, lease, agreement, license or instrument to which Parent is a party or by which any of its assets is bound.

                 (f) Approvals. Except for the declaration of effectiveness of the registration statement (the "Registration Statement") filed in connection with Parent's IPO by the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act, and the consents and approvals required pursuant to state securities laws with respect to the IPO, and except as set forth in
         Schedule 2.3(f), no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body or any other person is required for the execution and delivery of this Agreement and the other Consolidation Agreements and any amendments thereto and the consummation by Parent of the transactions contemplated hereby and thereby.

                 (g) Litigation. There are no actions, suits, audits, investigations, unfair labor practices charges, complaints, claims, grievances or proceedings with respect to the Parent or any of its subsidiaries pending against the Parent or any of its Subsidiaries at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor are there any such actions, suits, audits, investigations, unfair labor practice charges, complaints, grievances or proceedings that are known to be threatened against the Parent or any of its Subsidiaries.

                 (h) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Parent directly with Shareholders and the Company, without the intervention of any person on behalf of Parent in such manner as to give rise to any valid claim by any person (other than McFarland, Grossman & Company, Inc.) against Parent for a finder's fee, brokerage commission, or similar payment.

                 (i) Tax-Free Reorganization. With respect to the qualification of the Merger as a reorganization pursuant to Section 368(a)(2)(D) of the Code:





                             EnviroSystems Agreement and Plan of Merger/Page 30

                          (1) The Parent has no plan or intention to sell, exchange or otherwise dispose or liquidate the Surviving Corporation, to merge the Surviving Corporation with or into any other corporation, to sell or otherwise dispose of any capital stock of the Surviving Corporation except for transfers of such capital stock to corporations of which the Parent has control (within the meaning of Section 368(a) of the Code) at the time of such transfer, or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets or of any assets acquired in the Merger, except for dispositions made in the ordinary course of business or transfers of assets to a corporation of which the Surviving Corporation has control (within the meaning of Section 368(a) of the Code) at the time of such transfer.

                          (2) The Parent has no plan or intention to cause the Surviving Corporation, after the Merger, to issue additional shares of its stock that would result in the Parent losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

                          (3) Following the Merger, the Surviving Corporation will continue the Company's historic business or use a significant portion of its historic business assets in a business.

                          (4) If the Merger is effected, the Parent and the Merger Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

                          (5) The Parent Common Stock that will be exchanged in the Merger is voting stock within the meaning of Section 368(c) of the Code.

                          (6) At the time of the Merger, neither the Parent nor Merger Sub will have any outstanding warrants, options, convertible securities, or any other right pursuant to which any person could acquire stock in the Parent or Merger Sub which, if exercised or converted, would affect Parent's acquisition or retention of control of the Surviving Corporation.

                          (7) The Parent and the Merger Sub are not investment companies as defined in Section 368(a)(2)(F) of the Code.

                          (8) None of the Parent Common Stock received by Shareholders as a part of the Merger Consideration will be separate consideration for, or allocable to, any employment agreement.

                          (9) Neither the Parent nor the Merger Sub is under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

                 (j)      Registration Statement; PPM.  Each of (i) the PPM,
         (ii) the Registration Statement, (iii) the prospectus forming part of the Registration Statement (the "Prospectus"),





                             EnviroSystems Agreement and Plan of Merger/Page 31 and (iv) any amendment or supplement to any of the foregoing complies as to form with all requirements of the Securities Act and regulations thereunder (assuming, in the case of the PPM, that there is at least one non- accredited investor (as such term is defined in Regulation D under the Securities Act) to whom the PPM must be delivered), and none of the foregoing misstates any material fact or omits to state a material fact required to make the statements made therein, in light of the circumstances under which they are made, not misleading, except for any such misstatement or omission that is caused by any misstatement or omission of material fact contained in (A) any material submitted by the Shareholders to Parent in writing with the Information Letter contemplated by Section 3.9(b) specifically for inclusion in the Registration Statement or Prospectus or PPM or any amendment or supplement thereto or (B) the Shareholder Disclosure Schedule or Company Disclosure Schedule.

                 (k) No Undisclosed Agreements. There do not exist any agreements, understandings or commitments by Parent or any of the Subsidiaries or any of the Other Companies, which provide any material benefit or other thing of value to any officer, director or shareholder of any Other Company, or that vary the express terms of the Consolidation Agreements, or that provide material benefits or any other thing of value to any officer, director or promoter of Parent ("Parent Insiders") except as set forth in any of the Other Acquisition Agreements or any employment or consultant agreement that is appended thereto as an exhibit, or, in the case of the Parent Insiders, except as described in the PPM.

                 (l) Financial Statements. The financial statements of Parent and its Subsidiaries set forth in the PPM and those set forth in the Prospectus, including (without limitation) the combined proforma financial statements of Parent, the Company and the Other Companies, have been prepared in conformity with GAAP consistently applied and present fairly the financial position and results of operations of the entities covered thereby as of the end of and for the respective periods presented. There has been no material adverse change in the business, financial condition, or results of operations of Parent, the Company, and the Other Companies on a combined basis since March 31, 1997.

                 (m) Remedies. Parent has an adequate remedy in damages, and will diligently pursue same, for any loss or damage sustained by it by reason of any breach of a warranty, representation or covenant by any of the Other Companies or their shareholders under the Other Acquisition Agreements, except: (i) to the extent of any deductible or threshold amount that limits Parent's entitlement to indemnification from shareholders of the Other Companies under the Other Acquisition Agreements (none of which amounts is more, as a percentage of the total consideration payable to the shareholders under any such Other Acquisition Agreement, than the comparable percentage under this Agreement); (ii) to the extent of any limitation on the maximum aggregate liability of such shareholders, none of such maximums is less than the comparable maximum under this Agreement), and (iii) to the extent that claims for such remedies are limited by a period of time (none of which limitations are shorter than the comparable limitations under this Agreement).

                 (n) Parent Stock. The Parent Common Stock to be issued to the Shareholders pursuant to this Agreement will, when so issued, be validly and legally issued, fully paid and





                             EnviroSystems Agreement and Plan of Merger/Page 32 nonassessable, and will be identical to the Parent Common Stock issued under the Other Acquisition Agreements. The issuance, sale and delivery of Parent Common Stock to the Shareholders pursuant to this Agreement will be exempt from registration under the Securities Act by reason of the exemption from registration set forth in Section 4(2) of the Securities Act.

                 (o)      Taxes.

                          (1) All federal, state, local and foreign tax returns required to be filed by Parent and its Subsidiaries prior to the date hereof have been filed on a timely basis with the appropriate governmental authorities in all jurisdictions in which such tax returns are required to be filed and all such returns are correct and complete. Neither the Parent nor any of its Subsidiaries has ever been the subject of any audit, examination or any similar investigation by any governmental authority.

                          (2) All Taxes due from or properly accruable by Parent or any of its Subsidiaries have been fully and timely paid or, in the case of Taxes for which payment is not yet required, properly and fully accrued for with respect to all taxable periods ending on or prior to the date of this Agreement and interim periods through the date of this Agreement.

                 (p) Other Acquisition Agreements. Parent does not know, after reasonable inquiry, of the incorrectness of any representation or warranty of any Other Company or its shareholders under any Other Acquisition Agreement; and Parent will give the Shareholders prompt notice of any such incorrectness upon learning of same.

                 (q)      Investment Intent.

                          (1) Parent is acquiring the Company Common Stock solely for the purpose of investment, for its own account, and not with a view to or for sale in connection with any distribution thereof within the meaning of Section 2(11) of the Securities Act. Parent acknowledges that the Company Common Stock is being sold to Parent by each of the Shareholders in reliance upon one or more exemptions from registration contained in the Securities Act and applicable state securities laws. The reliance by Shareholders upon such exemptions is based in part upon the representations set forth in this Section 2.3(q).

                          (2) Parent understands that the Company Common Stock has not been registered under the Securities Act, that there is no established market for the Company Common Stock, and that the Company Common Stock must be held indefinitely and cannot be transferred unless it is subsequently registered under the Securities Act or an exemption from such registration is available with respect to such transfer.





                             EnviroSystems Agreement and Plan of Merger/Page 33

                          (3) Parent has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company Common Stock and of making an informed investment decision.

                          (4) Parent is able to bear the economic risk of its investment in the Company Common Stock, to hold the Company Common Stock for an indefinite period of time and to afford a complete loss of its investment in the Company Common Stock .

                          (5) Parent and its representatives have been given access to all documents, books and additional information concerning the Company which they have requested.

                          (6) Parent has been represented by legal counsel in this transaction and Parent and its representatives, including such counsel, have been given the opportunity to ask questions of, and receive answers from, the officers of the Company and the Shareholders concerning the terms of the transactions contemplated by this Agreement and the affairs and the business and financial condition of the Company.

                          (7) Parent has conducted such investigations in making a decision to enter into this Agreement and the transactions contemplated herein as Parent has deemed necessary and advisable.

                          (8) None of the representations made by Parent in this Section 2.3(q) shall affect any of Parent's rights under any other section of this Agreement.

         2.4 REPRESENTATIONS AND WARRANTIES CONCERNING THE MERGER SUB. The Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Shareholders and the Company as follows as of the date of this Agreement, the Preliminary Closing Date and the Final Closing Date:

                 (a) Organization and Standing. Each of Merger Sub and Parent's other Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana. The copies of Merger Sub's Articles of Incorporation and Bylaws, as amended to date, which have been delivered to the Shareholders are complete and correct, and such instruments, as so amended, are in full force and effect.

                 (b) Capital Structure. The authorized capital stock of each of Merger Sub and Parent's other Subsidiaries consists of 5,000 shares of common stock, par value $.01 per share, 1,000 of which are validly issued and outstanding, fully paid and nonassessable and are owned by the Parent free and clear of all liens, encumbrances and adverse claims.

                 (c) Authority. Each of Merger Sub and Parent's other Subsidiaries has the corporate power and authority to execute, deliver and perform this Agreement and the Other





                             EnviroSystems Agreement and Plan of Merger/Page 34

         Acquisition Agreements to which such Subsidiary is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Acquisition Agreements to which such Subsidiary is or will be a party, the performance by such Subsidiary of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and the Parent as its sole shareholder, and, except for the corporate filings described in
         Schedule 2.4(c), no other corporate proceedings on the part of any Subsidiary are necessary to authorize this Agreement and the Other Acquisition Agreements, and the transaction contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming the due authorization, execution and delivery hereof by the Company) is a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

                                   ARTICLE 3

                      ADDITIONAL COVENANTS AND AGREEMENTS

         3.1 CONDUCT OF BUSINESS. During the period from the date hereof to the Final Closing Date, except as otherwise contemplated by this Agreement and except as described on Exhibit 3.1 hereto, the Shareholders shall cause the Company to, and the Company shall, conduct its operations according to its ordinary and usual course of business, and shall use its best efforts to preserve substantially intact its business organization, keep available the services of its officers and employees, and maintain its present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with it. Representatives of the Company will on request confer during such period with representatives of Parent to keep it informed with respect to the general status of the on-going operations of the business of the Company. Without limiting the generality of the foregoing and except as otherwise affected by matters contemplated by this Agreement or in connection with the transactions contemplated by this Agreement, the Shareholders will cause the Company during such period to:

                 (a) carry on the business in substantially the same manner as heretofore carried on and not introduce any material new method of management, operation or accounting, nor provide discounted services outside the ordinary course of business;

                 (b) maintain its properties, facilities, equipment and other assets, including those held under leases, in good working order, condition and repair, ordinary wear and tear excepted;

                 (c) perform all of its obligations under all debt and lease instruments and other agreements relating to or affecting its business, assets, properties, equipment and rights, and pay all vendors, suppliers, and other third parties (including mechanics and materialmen) as and when their bills are due, except to the extent that such payments may be subject to





                             EnviroSystems Agreement and Plan of Merger/Page 35 undisputed claims of offset or reimbursement in favor of the Company, and pay in full all payroll obligations when due;

                 (d) maintain its present debt and lease instruments (unless same are otherwise mature) and refrain from entering into new or amended debt or lease instruments, except for debt incurred or leases entered into in the ordinary course of business which involve a total liability of the Company not in excess of $20,000 per instance or $50,000 in the aggregate, without prior written notice to Parent;

                 (e) not incur any indebtedness other than ordinary trade accounts payable at market rates with no prepayment penalty which are used to fund operations in the ordinary course of business;

                 (f) keep in full force and effect its present insurance policies or other comparable insurance coverage;

                 (g) use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationship with suppliers, customers and others having business relations with the Company;

                 (h) refrain from effecting any change in the articles of incorporation, bylaws or capital structure of the Company and refrain from entering into or agreeing to enter into any merger or consolidation by the Company with or into, and refrain from acquiring all or substantially all of the assets, capital stock or business of any person, corporation, partnership, association or other business organization or division of any thereof;

                 (i) refrain from incurring any expenditures outside the normal course of business, including any capital expenditures (or series of related expenditures) in excess of $50,000, without prior written notification to Parent;

                 (j) refrain from starting or acquiring any new businesses without the prior written notification to Parent;

                 (k) maintain its present salaries and commission levels for all officers, directors, employees or agents, except for raises that may be awarded to employees at or below the level of supervisor in keeping with past practices of the Company in the ordinary course of its business, refrain from entering into employment agreements except in the ordinary course of business, and refrain from entering into any collective bargaining agreement; and

                 (l) refrain from declaring or paying any fees, commissions or loans outside the ordinary course of business, and refrain from declaring or paying any bonuses except discretionary bonuses to officers and employees to the extent that the aggregate amount of all such discretionary bonuses paid or declared during 1997 do not exceed, in the aggregate, 10% of the Company's pre-tax net income during 1997 through the date of the latest such payment (exclusive of production, incentive or safety bonuses previously committed in





                             EnviroSystems Agreement and Plan of Merger/Page 36 connection with contracts currently being performed which are described on Exhibit 3.1(l) attached hereto); and

                 (m) refrain from declaring or paying any dividends or distributions to Shareholders, except for those assets listed on
         Exhibit 3.1(m) attached hereto and except as contemplated by Section 2.2(h)(13)

                 (n) promptly notify Parent of any claim or litigation threatened or instituted, or any other material adverse event or occurrence involving or affecting the Company or any of its assets, properties, operations, businesses or employees;

                 (o) comply with and cause to be complied with all applicable laws, rules, regulations and orders of all federal, state and local governments or governmental agencies affecting or relating to the Company or its assets, properties, operations, businesses or employees except where the failure to comply will not have a material adverse effect on the Company;

                 (p) other than in the ordinary course of business, refrain from any sale, disposition, distribution or encumbrance of any of its properties or assets and refrain from entering into any agreement or commitment with respect to any such sale, disposition, distribution or encumbrance (other than the sale or use of inventories in the ordinary course of business);

                 (q) refrain from any purchase or redemption of any capital stock or other voting interest of the Company and refrain from issuing any capital stock or other voting interest;

                 (r) refrain from making any change in any accounting principle, classification, policy or practice, except as required by GAAP; and

                 (s) manage working capital in the ordinary course consistent with past practice.

         3.2 ACCESS TO INFORMATION BY PARENT. Until the Final Closing Date or termination of this Agreement, Shareholders will furnish Parent with the Unaudited Monthly Financial Statements for each month following May 1997 promptly as available. Parent may prior to the Final Closing have access to the business and properties of the Company and information concerning its financial and legal condition as Parent deems necessary or advisable in connection with the consummation of the transactions contemplated hereby, provided that such access shall not interfere with normal operations of the Company. The Shareholders and the Company agree to permit Parent and its authorized representatives, or cause them to be permitted, to have, after the date hereof and until the Final Closing Date, full access to the premises, books and records of the Company during normal business hours, and the officers of the Company will furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company as Parent shall from time to time reasonably request. No investigation by Parent heretofore or hereafter made shall affect the representations and warranties of the Shareholders and the Company, and each such representation and warranty shall survive any such investigation.





                             EnviroSystems Agreement and Plan of Merger/Page 37

         3.3 ACCESS TO INFORMATION BY THE SHAREHOLDERS. Until the Final Closing Date or the termination of this Agreement, the Shareholders shall have access to the books, records, operating data, and any other information concerning the financial and legal condition of the Parent and the Other Companies as the Shareholders deem necessary or advisable in connection with the transactions contemplated hereby; provided that the Shareholders shall not have access to any information, the disclosure of which by Parent would constitute a violation of any of the confidentiality agreements between the Parent and any of the Other Companies (the "Confidentiality Agreements") unless the Shareholders have entered into confidentiality agreements with Parent or those of the Other Companies to whose information the Shareholders seek access. In no event shall the Shareholders be denied access to financial information (including pro forma information) regarding Parent. All requests by the Shareholders for information pursuant to this Section 3.3 shall be directed to the Parent and the Parent shall furnish such information as is reasonably obtainable from the Other Companies in accordance with the terms of the Confidentiality Agreements. No investigation by the Shareholders heretofore or hereafter made shall affect the representations and warranties of Parent, and each such representation and warranty shall survive any such investigation.

         3.4 AMENDMENT TO SCHEDULES. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the right and continuing obligation until the Final Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein. Each amendment or supplement to any Disclosure Schedule shall be clearly marked so as to indicate the amending or supplemental information contained therein, which shall be presented in appropriate detail, and shall be delivered prior to the Final Closing and in the manner provided in Section 9.3. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Section 4.1 and Section 4.2 have been fulfilled, whether any party has breached any of its representations and warranties herein, and for the purposes of Article 6, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section. In the event that the Company or Shareholders amend or supplement a Disclosure Schedule pursuant to this Section
3.4 and such amendment or supplement constitutes or reflects, individually or in the aggregate, a material adverse change to the business, assets or prospects of the Company or the Shareholders (all as determined in good faith by Parent) then Parent may, by notice to the Company and the Shareholders given within three business days after the amendment or supplement is delivered to it, terminate this Agreement. In the event that Parent or Merger Sub amends or supplements a Disclosure Schedule pursuant to this Section 3.4 and the amendment or supplement constitutes or reflects, individually or in the aggregate, a material adverse change to the business, assets or prospects of Parent, Merger Sub or any Other Company or materially changes the content of the PPM, the Registration Statement or the Prospectus or requires such a material change (all as determined in good faith by the Required Shareholders (defined below)) then Shareholders holding a majority of the Company Common Stock ("Required Shareholders") may, by notice to Parent given within three business days after the amendment or supplement is delivered to the Shareholders, terminate this Agreement. Any termination pursuant to this
Section 3.4 shall have the same effect as a termination by mutual written consent pursuant to Section 5.1(a)(1) of this Agreement. If this Agreement is not terminated within the allotted time, or if the Final Closing should occur before the





                             EnviroSystems Agreement and Plan of Merger/Page 38
allotted time has run, then the supplemented or amended Disclosure Schedule, as so amended or supplemented, shall be deemed to be and to have at all times been the Disclosure Schedule under this Agreement for all purposes hereof.

         3.5 CONFIDENTIALITY. The provisions of this Section 3.5 shall supersede and replace all prior agreements and understandings of the parties with respect to the subject matter hereof.

                 (a) Confidential Information. Until the Final Closing of the transactions contemplated herein, all Confidential Information, as hereinafter defined, acquired by Parent or Merger Sub with respect to the Shareholders or the Company, or by the Shareholders or the Company with respect to Parent, shall be (i) maintained in strict confidence,
         (ii) used only for the purpose of and in connection with evaluating the transactions contemplated herein, and (iii) disclosed only (A) to employees and duly authorized agents and representatives who have been informed of the obligations of the parties under this Agreement with respect to such Confidential Information, who have a need to know the information in connection with consummating the transactions contemplated herein, and who agree to keep such information confidential, or (B) as required by legal process (of which the other parties shall be given prompt notice). Parent, Merger Sub, the Shareholders and the Company shall be responsible for any breach of this Section by any of their respective representatives and each agrees to take all reasonable measures to restrain its representatives from prohibited or unauthorized disclosure of the Confidential Information. For the purpose of this Agreement, the term "Confidential Information" shall mean all information acquired by any party from another party hereto or its representatives pursuant to
         Section 3.2 hereof or otherwise with respect to the business or operations of such other party, other than (A) information generally available to the public which has not become available as a result of disclosure in violation of this Section and (B) information which becomes available on a nonconfidential basis from a source other than a party to this Agreement or its representatives, provided that such source is not known by the party to this Agreement receiving such information to be bound by a confidentiality agreement or other obligation of secrecy to another party to this Agreement or its representatives. If the transactions contemplated herein are not consummated, all Confidential Information in written or printed or other tangible form (whether copies or originals) shall be returned to the party of origin, and all documents, memoranda, notes and other writings whatsoever prepared by any party or its representatives based on Confidential Information shall be destroyed; and Parent, Merger Sub and their representatives will thereafter hold all Confidential Information concerning the Company or the Shareholders in strict confidence.

                 (b) Public Announcements. No press release, public announcement, confirmation or other information regarding this Agreement or the contents hereof shall be made by Parent, the Shareholders or the Company without prior consultation with the Parent and the Company, except as may be necessary in the opinion of counsel to any party to meet the requirements of any applicable law or regulations, the determination of any court, or the requirements of any stock exchange on which the securities of such party may be listed. Notwithstanding the foregoing, the Company may make appropriate disclosures of the general nature of the transaction contemplated hereby to its employees, vendors and





                             EnviroSystems Agreement and Plan of Merger/Page 39 customers to protect the Company's goodwill and to facilitate the consummation of the transactions contemplated hereby, and Parent may disclose pertinent information regarding the transaction contemplated hereby to its existing and prospective investors, lenders or investment bankers or financial advisors for the purposes of obtaining financing (including the contemplated IPO). Parent may also make appropriate disclosures of the general nature of the transaction contemplated hereby and the identity, nature and scope of the Company's operations to prospective acquisition candidates, including the Other Companies, in its efforts to attract additional acquisitions for Parent. Subject to prior review, revision and approval by the Company of disclosure with respect to matters relating to the Company, Parent may also make appropriate disclosure as required in connection with any registration statement or confidential information memorandum prepared by Parent, but in that event will give the Shareholders prompt notice thereof. Prior to the Effective Time, the Parent and the Company shall jointly approve the contents of any press releases, written employee presentations, or other comparable materials of potentially wide distribution that disclose or refer to the transaction contemplated hereby, except for such press releases or other communications required by law. If the transactions contemplated herein are not consummated, neither the Parent nor the Shareholders shall disclose to any third party or publicly announce the proposed transaction contemplated hereby, except as otherwise permitted hereinabove and except as agreed in advance, in writing, by the parties or otherwise required by law, in which case the party so compelled will give reasonable written notice in advance to the other parties.

         3.6 EXCLUSIVITY. After the signing of this Agreement until the Final Closing Date or the termination of this Agreement, no Shareholder shall
(i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any capital stock or other voting securities of, or any substantial portion of the assets of, the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any negotiations or discussions regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity in favor of such acquisition (including any acquisition structured as a merger, consolidation, or share exchange). The Shareholders will (and shall cause the Company to) notify Parent if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         3.7 THE SHAREHOLDERS' RELEASE OF CLAIMS. Effective as of the Final Closing, each Shareholder hereby (i) releases, acquits and forever discharges the Company and its Subsidiaries from any and all liabilities, obligations, indebtedness, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Final Closing, including, without limitation, any claim for indemnity or contribution from the Company or any of its Subsidiaries in connection with the obligations or liabilities of the Shareholders hereunder, except for (A) the indemnification provided by Sections
3.16 and 3.21 hereof and any other contractual obligations in this Agreement,
(B) salary and expense reimbursement payable to the Shareholders as an officer, director or employee in the ordinary course of business, and (C) all benefits (including interests in benefit plans) and fringe benefits to which the Shareholders are entitled; (ii) waives all breaches, defaults or violations of each agreement, if any, among or between Shareholders applicable to the Company Common Stock and agrees that any





                             EnviroSystems Agreement and Plan of Merger/Page 40
and all such agreements are terminated as of the Final Closing, and (iii) waives any and all preemptive or other rights to acquire any shares of capital stock of the Company and releases any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.

         3.8     REAL ESTATE MATTERS.

                 (a) Title Insurance Commitments. The Parent, in its sole discretion, may elect to obtain title insurance with respect to any or all real estate that the Company owns or leases listed on Schedule 2.2(n)(1) or Schedule 2.2(n)(2) of the Company Disclosure Schedule (the "Title Insurance Property"). If Parent elects to obtain title insurance Company will obtain and deliver to Parent, as soon as practicable, and in any event on or before September 10, 1997, commitments for title insurance ("Title Commitments") issued by title insurance company(ies) reasonably acceptable to Parent with respect to the Title Insurance Property, Surveys (defined below) of the Title Insurance Property reasonably acceptable to the Parent and one set of legible copies of title exception documents with respect to any exceptions set forth in the commitments. The Title Commitments shall set forth the status of title to the Title Insurance Property together with all exceptions or conditions to such title, including, but not limited to, all easements, restrictions, rights-of-way, covenants, reservations and all other encumbrances affecting the Title Insurance Property which would appear in an Owner's Policy of Title Insurance (as defined below), if issued. The Title Commitments shall contain the express commitment of the title underwriter to issue the Owner's Policies of Title Insurance to the Parent and the Company with the standard printed exceptions endorsed or deleted in accordance with this Section 3.8. Parent shall bear the cost of any title insurance premiums actually paid for title insurance obtained under this Section.

                 (b) Surveys. With respect to each Title Insurance Property, if requested by Parent, the Shareholders will cause the Company to procure in preparation for the Preliminary Closing a current survey of such real property, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall disclose any survey defect or encroachment from or onto the real property. Parent shall bear the cost of fees actually paid for the preparation of any Survey required under this Section.

                 (c) Title Insurance Policies. At the Preliminary Closing, the Company shall deliver to Parent title insurance policies ("Policies of Title Insurance") requested pursuant to Section 3.8(a) with respect to the Title Insurance Property, in an amount reasonably acceptable to Parent, issued by such title insurance company(ies), subject to those easements, reservations, restrictions, covenants, conditions and other matters therein specified to the extent that the same do not, in the reasonable judgment of Parent, render title unmarketable or adversely affect the operation, value, use or enjoyment of the Title Insurance Property affected thereby ("Real Property Title Exceptions"). The Policies of Title Insurance may be subject to the Real Property Title Exceptions but shall contain no additional exceptions other





                              EnviroSystems Agreement and Plan of Merger/Page 41 than the standard preprinted exceptions reasonably acceptable to Parent; provided that (i) the standard preprinted exception, if any, for restrictive covenants shall be deleted, except for Real Property Title Exceptions, (ii) the standard preprinted survey exception, if any, shall be revised to read "shortages in area" only, (iii) there shall be no exception as to easements, or claims of easements, not shown by the public records, nor any exception as to parties in possession, and (iv) the exception as to the lien for taxes will be limited to the year in which the Preliminary Closing occurs. The Policies of Title Insurance delivered under this Section 3.8 shall insure title to the real property and all recorded easements benefitting such real property.

                 (d) Phase I Environmental Assessment. The Company will obtain and deliver to Parent, as soon as practicable, and in any event on or before September 15, 1997, a Phase I environmental assessment prepared by environmental engineers reasonably acceptable to Parent with respect to all of the real estate owned or leased by the Company listed on Schedule 2.2(n)(1) or Schedule 2.2(n)(2) of the Company Disclosure Schedule (the "Environmental Assessment Property"). Each of the Company and Parent shall pay one-half of the expenses incurred by the Company in obtaining such assessments. Also during the period prior to Final Closing, the Shareholders and the Company shall afford Parent and its representatives the continuing right to inspect, during the Company's normal business hours, the Environmental Assessment Property and all books, records, contacts, documents and other data pertaining to the use, ownership, operation, or maintenance of the Environmental Assessment Property (collectively with the Phase I assessment, the "Studies").

                 (e) Title and Environmental Objections. If for any reason Parent, in its sole and absolute discretion, is not satisfied with any matter contained in the Studies, any survey, or the Real Property title exceptions, or is otherwise not satisfied with the real property owned or leased by the Company for any reason whatsoever, then Parent may, prior to the Preliminary Closing, notify the Company and the Shareholders in writing of its objection (the "Objections"), describing with specificity the subject real property and the Objections thereto, failing which Merger Sub and Parent shall be deemed to have waived all such objections and all remedies therefor pursuant to this Agreement. If Parent shall request that the Company cure such Objections and the Company or the Shareholders have not cured such Objections to Parent's satisfaction by the Preliminary Closing Date, Parent shall have the right to terminate this Agreement in accordance with Section 5.1(a)(2) hereof or enter into negotiations with the Company to lease any real property which is the subject of the Objections.

         3.9     PPM; REGISTRATION STATEMENT.

                 (a) Company to Provide Information. Prior to the Final Closing, the Shareholders and the Company shall cooperate with Parent to promptly provide such information as reasonably requested by Parent to enable Parent to (i) prepare the PPM and all appropriate supplements thereto, pursuant to Rule 506 of Regulation D promulgated by the SEC under the Securities Act, for dissemination to the Other Companies and their respective shareholders, including the Shareholders, and (ii) prepare and file with the SEC the





                             EnviroSystems Agreement and Plan of Merger/Page 42

         Registration Statement to be filed by Parent under the Securities Act in connection with its IPO (including the prospectus constituting a part thereof). Parent shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, the PPM and the Registration Statement, and the Shareholders and the Company shall furnish all information concerning them as may be reasonably requested in connection with any such action.

                 (b) Accuracy of Information. Parent represents and warrants that neither the PPM or any amendment or supplement thereto, at the time distributed, nor the Registration Statement or any amendment or supplement thereto, at the time the Registration Statement becomes effective under the Securities Act or any such amendment or supplement is distributed, nor any prospectus filed in accordance with Rule 424(b) under the Securities Act, at the time when filed or distributed, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. This representation is in addition to that set forth in Section 2.3(j). If requested by Parent prior to the Final Closing, the Shareholders and the Company, respectively, shall use their reasonable best efforts to agree with Parent as to the information and documents supplied by the Shareholders and the Company for inclusion in the Registration Statement and each shall indicate such information and documents in a letter (the "Information Letter") to be delivered (i) prior to the filing of the Registration Statement with the SEC, and (ii) prior to filing any amendment to the Registration Statement with the SEC (other than any prospectus filed with the SEC pursuant to Rule 424(b)). The Shareholders and the Company shall each be entitled to review the PPM, the Registration Statement and each amendment or supplement thereto, if any, prior to delivery of the Information Letter. From the date of this Agreement through the Final Closing Date, the Shareholders and the Company shall immediately notify Parent in the event of any development or occurrence involving or pertaining to either the Company or any Shareholder that would cause matters referenced in the Information Letter to be inaccurate, incomplete or misleading in any material respect. The Shareholders and the Company acknowledge that Parent has relied on the accuracy of factual information provided in the Disclosure Schedules in preparing the PPM and the Registration Statement. Except for the accuracy of such information in the Disclosure Schedules, neither the Shareholders nor the Company takes responsibility or shall be deemed responsible for (1) the presentation or omission of any such information in or from the PPM or the Registration Statement or (2) the factual adequacy or legal sufficiency of disclosures contained therein.

                 (c) Further Information. Prior to the Final Closing, the Shareholders and the Company, respectively, shall promptly upon request, furnish Parent with all information concerning themselves or itself as may be reasonably requested by Parent in connection with the preparation of the PPM, the Registration Statement and each amendment or supplement thereto, or any other statement, filing, notice or application made by or Parent to any governmental entity in connection with the transactions contemplated by this Agreement.





                              EnviroSystems Agreement and Plan of Merger/Page 43

                 (d) Indemnification. Parent will indemnify and hold harmless each of the Shareholders, the Company, and each of the Company's directors, officers and other persons, if any, who control the Company within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, under the Securities Act or any state securities or blue sky laws or otherwise, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) are caused by an untrue statement or alleged untrue statement of a material fact contained in the PPM, Registration Statement, or the Prospectus, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Parent shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) was caused by any untrue statement or alleged untrue statement or omission or alleged omission made in the PPM, Registration Statement, or the Prospectus, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished pursuant to the Information Letter contemplated by Section 3.9(b) in writing to Parent by the Company or the Shareholders specifically for inclusion therein. If indemnification hereunder is not available, then Parent will provide contribution to the parties who would have been indemnified, which contribution shall be based on the relative benefits derived from the PPM, Registration Statement or Prospectus, as the case may be, by Parent on the one hand, and such indemnified persons on the other.

                 (e) Parent and Merger Sub shall use their best efforts, at their expense, to have the directors, officers and controlling persons of the Company, the Shareholders, and the persons listed on
         Exhibit 3.21, added as additional named insureds to any insurance coverage maintained by Parent (or its directors and officers) against liabilities under the Securities Act.

                 (f) Parent will deliver to the Shareholders, with the PPM, each of the Other Acquisition Agreements.

         3.10    TAX-FREE REORGANIZATION.

                 (a) No Acts Jeopardizing Merger. Unless the other parties shall otherwise agree in writing, none of the Shareholders, the Parent, the Merger Sub, the Company or the Surviving Corporation shall knowingly take or fail to take any action, which action or failure to act would jeopardize the qualification of the Merger as a reorganization pursuant to Section 368(a)(2)(D) of the Code.

                 (b) Two-Year Holding Period. No Shareholder will dispose of any of the Parent Common Stock received in the Merger within two years following the Effective Time if such disposition would reduce the fair value of the Parent Common Stock (evaluated as of the





                             EnviroSystems Agreement and Plan of Merger/Page 44

         Effective Date) retained by such Shareholder to an amount less than 50% of the fair value of the Company Common Stock held by the Shareholder immediately prior to the Merger, unless the Shareholder obtains an opinion of counsel or of an accounting firm of national standing, which counsel or firm is reasonably satisfactory to Parent, that such transfer will not violate the continuity of shareholder interest requirement set forth in Treasury Regulation Section 1.368-1.

         3.11 SATISFACTION OF CONDITIONS BY THE COMPANY AND SHAREHOLDERS. The Company and the Shareholders shall (i) use their reasonable efforts to obtain, as soon as possible, all governmental approvals required to be obtained by the Company and make, as soon as possible, all filings with any governmental authority required on the part of the Company to consummate the transactions contemplated hereby, (ii) use their reasonable efforts to obtain, as soon as possible, all other consents to and approvals required to be obtained by the Company to consummate the transactions contemplated hereby, and (iii) otherwise use their reasonable efforts to satisfy the conditions set forth in Article 4 of this Agreement to the extent that such satisfaction is within their control; provided, however, that this Section 3.11 shall not be construed to limit the rights of Shareholders to terminate this Agreement as provided in Article 5 of this Agreement.

         3.12    SATISFACTION OF CONDITIONS BY PARENT.    Parent shall (i) use
its reasonable efforts to obtain, as soon as possible, all governmental approvals required to be obtained by the Parent and make, as soon as possible, all filings with any governmental authority required on the part of the Parent to consummate the transactions contemplated hereby, (ii) use its reasonable efforts to obtain, as soon as possible, all of the consents to and approvals required to be obtained by the Parent to consummate the transactions contemplated hereby, and (iii) otherwise use its reasonable efforts to satisfy the conditions set forth in Article 4 of this Agreement to the extent that such satisfaction is within its control; provided, however, that this Section 3.11 shall not be construed to limit the rights of Parent to terminate this Agreement as provided in Article 5 of this Agreement.

         3.13 AMENDMENT OF OTHER ACQUISITION AGREEMENTS. Parent will not enter into any amendment to any Other Acquisition Agreement unless the Shareholders have previously consented thereto in writing, which consent may not be unreasonably withheld or delayed unless (i) the Shareholders are not given, simultaneously with the execution of any such amendment, all of the benefits accorded thereby to the Other Company and its shareholders, or (ii) the amendment is materially unfavorable to Parent and/or Merger Sub in the reasonable belief of the Shareholders.

         3.14 DELIVERIES. Parent will promptly deliver, as soon as they are available to Parent, all exhibits and schedules (including the disclosure schedules) to each Other Acquisition Agreement and all amendments and supplements to those exhibits and schedules.

         3.15    PERIODIC REPORTS.   Parent will, following the effective date
of the Registration Statement, timely file all periodic reports required to be filed by it pursuant to the Securities Act or the Securities Exchange Act of 1934, and take all such other action as may be required of it, to the extent the failure to timely file such reports or the failure to take such other action would adversely affect the availability to the Shareholders of the exemption from registration contained in Rules 144 or 145 under the Securities Act with respect to resales of Parent Common Stock.





                             EnviroSystems Agreement and Plan of Merger/Page 45

         3.16 CORPORATE INDEMNIFICATION. From and after the Effective Time, Merger Sub (as then successor to the Company) will, to the maximum extent permitted by the Louisiana Business Corporation Law, indemnify (including, without limitation, advancement of expenses) each of the Shareholders and the persons identified in Exhibit 3.16 who was or is or becomes a party or is or becomes threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another business, foreign or non-profit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection therewith.

         3.17 RELEASE OF SHAREHOLDERS AND OTHERS. Effective at the Final Closing (with respect to the Company) and at the Effective Time (with respect to Parent and Merger Sub), each of the Company, Parent and Merger Sub (acting as the then-successor of the Company) hereby releases, acquits and forever discharges the Shareholders and the persons listed on Exhibit 3.17 from (i) any and all liabilities, obligations, indebtedness, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Final Closing, or (ii) any claim for indemnity or contribution from the Shareholders in connection with any liability of the Company under this Agreement; provided that Shareholders shall not be released by this Section 3.17 from (a) any liability or claims arising from any action taken or omitted by the Shareholders as officers, directors, employees or agents of the Company involving willful misconduct or (b) claims pursuant to Article 6 of this Agreement. THE FOREGOING PROVISION IS SPECIFICALLY INTENDED TO RELEASE THE RELEASED PERSONS FROM LIABILITY FOR (AMONG OTHER THINGS) THEIR OWN NEGLIGENCE OR GROSS NEGLIGENCE.

         3.18 RELEASE AND INDEMNIFICATION FROM GUARANTIES. Parent will use its best efforts to have the Shareholders released, at the earliest possible time, from all guaranties (including any pledges of assets) by any of them of debts or obligations of the Company, including by repayment of such debt or obligation if necessary to effect such release. From and after the Final Closing, Parent and Merger Sub will defend, indemnify and hold each Shareholder harmless of and from any claims made or threatened to be made, or loss incurred, in connection with any such guarantee.

         3.19 BENEFIT PLANS. Neither Parent nor Merger Sub shall terminate any health or medical insurance, life insurance, 401(k) plan or other benefit plan in effect with respect to the Company until such time as Parent replaces such plan with a plan that is applicable to Parent and all of its then subsidiaries. Any such replacement plan shall give the former officers and employees of the Company full credit for the period of time each was employed by the Company prior to the Effective Time and for the period of time each is employed by the Surviving Corporation after the Effective Time. Each such former officer and employee shall become fully vested under each such plan in effect with respect to the Company that is terminated after the Effective Time in accordance with this Section, including (without limitation) those former officers and employees who may have been terminated after the Effective Time but before termination of such plan. Any new health insurance plan shall provide for coverage for pre-existing conditions. Parent and Merger Sub will provide





                             EnviroSystems Agreement and Plan of Merger/Page 46
officers and employees of the Company with benefits that, in the aggregate, are not less favorable than those provided to any of the Other Companies.

         3.20 NATURE OF OBLIGATIONS. All obligations of Parent in this Agreement are guaranteed jointly and severally by Merger Sub, and vice-versa. Where both Parent and Merger Sub are bound with respect to the same obligation, the obligation is joint and several.

         3.21    INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY.

                 (a) From and after the Final Closing Date, Parent and the Surviving Corporation agree to indemnify, defend and hold harmless the former directors and officers of the Company and the persons listed on
         Exhibit 3.21 (as used in this Section, each an "Indemnified Person") from and against all losses, claims, damages, liabilities and judgments (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement), and any action or other proceeding in respect thereof, to which any Indemnified Person becomes subject, based upon or arising out of actions or omissions or alleged actions or omissions of such persons occurring (or alleged to have occurred) at or prior to the Final Closing Date, to the fullest extent (including the advancement of expenses) permitted under (1) the Delaware General Corporation Law or the Louisiana Business Corporation Law, as applicable, or (2) the certificate of incorporation, bylaws or other governing documents of the Company as in effect on the date of this Agreement, whichever of (1) or (2) is greater.

                 (b) From and after the Final Closing Date, Parent shall not amend, alter or repeal those provisions of the certificate of incorporation, bylaws or other governing documents of the Company relating to liability or indemnification of directors and officers, except as required by law, if the effect of such amendment, alteration or repeal would be to increase the potential liability of a director or officer of the Company to the Company or to its stockholders for monetary damages for breach of fiduciary duty, or to lessen or otherwise adversely affect the indemnification rights of directors and officers of the Company as provided in such certificate of incorporation, bylaws or other governing documents as in effect on the date of this Agreement.

                 (c) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and the Final Closing. They are in addition to the indemnification provided pursuant to Section 3.16.

         3.22 PARENT'S IPO. Parent shall use its best efforts to cause the Registration Statement to become effective, and to complete its IPO, as soon as practicable. To the extent permitted by applicable law, Parent shall keep the Company informed regarding the status of Parent's IPO.

         3.23 LISTING. Parent shall use its best efforts to cause the Parent Common Stock to be listed on a national securities exchange or a national computerized quotation and trading system after the IPO.





                             EnviroSystems Agreement and Plan of Merger/Page 47

         3.24 PRINCIPAL OFFICE. Parent agrees that it will maintain the principal office of the Surviving Corporation (or other entity or division operating the Company's assets) at 183 South Beadle Road, Lafayette, Louisiana for a period of 12 months after the Final Closing Date, and represents and warrants to the Shareholders that it has no present plans or intentions to move such principal office after such time.

         3.25 DISTRIBUTIONS. The Company will, not later than immediately before the Final Closing (except as otherwise provided by Section 8.2(b)), make the distributions contemplated by Sections 2.2(h)(13) and 3.1(m).

         3.26 CERTAIN ACTIONS. Parent will not (a) declare or pay, following the Preliminary Closing and prior to the Final Closing, any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, or exchange of shares or the like; and (b) take any action to terminate the effectiveness of the Merger following the Final Closing and prior to the Effective Time.

                                   ARTICLE 4

                              CONDITIONS PRECEDENT

         4.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARENT. The obligations of the Parent to consummate the Preliminary Closing under this Agreement are subject to the satisfaction in all material respects of each of the following conditions, unless waived by the Parent:

                 (a) Accuracy of Representations and Warranties. Except for such changes as are permitted pursuant to Section 3.4 of this Agreement, the representations and warranties of the Shareholders and the Company contained in this Agreement, in the Shareholders Disclosure Schedule, the Company Disclosure Schedule and in each closing certificate and document delivered to Parent by the Company or the Shareholders pursuant hereto shall be correct in all material respects at and as of the Preliminary Closing Date as though made at and as of the Preliminary Closing Date, other than such representations and warranties as are specifically made as of another date which shall be correct at and as of such other date; and the Shareholders and the Company shall each have delivered to Parent a certificate to the effect set forth in this Section.

                 (b) Performance of Covenants. The Shareholders and the Company shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Preliminary Closing Date (except where the failure to so perform or comply would not have an adverse effect on Parent or prevent the Shareholders or Parent from consummating the transactions contemplated hereby), and the Shareholders and the Company shall each have delivered to Parent a certificate to that effect.

                 (c) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against the Shareholders or the Company, or against Parent, arising by reason of the acquisition of the Company pursuant to this Agreement, which is





                            EnviroSystems Agreement and Plan of Merger/Page 48 reasonably likely (1) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, (2) to have a material adverse effect on the Company or (3) to have a material adverse effect on the results of operations or financial condition of Parent and its subsidiaries, taken as a whole, after giving effect to the consummation of the transactions contemplated by this Agreement and the Other Acquisition Agreements.

                 (d) Approvals. The Company and the Shareholders shall have procured all of the consents, approvals and waivers specified in Sections 2.1(b) and 2.2(e), and the Shareholders and the Company shall each have delivered the same to Parent.

                 (e)      [Intentionally left blank]

                 (f) Policies of Title Insurance. The Shareholders shall have delivered Policies of Title Insurance insuring the Company's ownership or leasehold interest in the Title Insurance Property.

                 (g) Employment Agreements. Each of the individuals specified on Exhibit 4.1(g)(1) shall have executed and delivered an Employment Agreement with the Company substantially in the form attached as Exhibit 4.1(g)(2) hereto.

                 (h) The Registration Rights Agreements and Shareholders Lock-up Agreements. The Shareholders shall have executed and delivered the Registration Rights Agreements and any lock-up agreement reasonably requested by the managing underwriter of Parent's IPO which restricts the sale or other disposition of Parent Common Stock for a reasonable and customary period not exceeding 365 days following the effectiveness of the Registration Statement.

                 (i) Parent's IPO. Parent and the underwriters shall have executed and delivered the Underwriting Agreement.

                 (j) Lender Approval. Parent shall have secured a commitment for approximately $25,000,000 in senior indebtedness.

                 (k) Audit of the Company. Parent shall have received the results of an audit of the Company's financial statements by the certified public accounting firm regularly engaged by Parent or such other independent public accountant as agreed by the parties.

                 (l) Opinion of Counsel for the Company and the Shareholders. Parent and the Merger Sub shall have received the favorable opinion of Correro Fishman Haygood Phelps Weiss Walmsley & Casteix, L.L.P., counsel for the Company and the Shareholders, dated the Preliminary Closing Date, substantially in the form and to the effect set forth in Exhibit 4.1(l) hereto.

                 (m) The Shareholders Release of the Company; Corporate Records. The Shareholders shall have delivered to the Exchange Agent
         (i) a release that effectuates





                             EnviroSystems Agreement and Plan of Merger/Page 49

         Section 3.7 of this Agreement, and (ii) the corporate records and books of Company, including the minute book, the stock transfer books, and the corporate seal of the Company (of any of which the Shareholders may retain copies for any proper purpose).

                 (n) All Proceedings to be Satisfactory. All necessary director and shareholder resolutions, waivers and consents and all other actions to be taken by the Shareholders and the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Parent and the Merger Sub and their counsel.

         4.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SHAREHOLDERS AND THE COMPANY. The obligations of the Shareholders and the Company to consummate the Preliminary Closing under this Agreement are subject to the satisfaction in all material respects or waiver by the Shareholders of each of the following conditions:

                 (a) Accuracy of Representations and Warranties. Except for such changes as are permitted pursuant to Section 3.4 of this Agreement, the representations and warranties of Parent and the Merger Sub contained in this Agreement, in the Parent Disclosure Schedule and in each closing certificate and document delivered by the Parent or the Merger Sub to the Shareholders or the Company pursuant hereto shall be correct in all material respects at and as of the Preliminary Closing Date, as though made at and as of the Preliminary Closing Date, other than such representations and warranties as are specifically made as of another date which shall be correct at and as of such other date; and Parent and the Merger Sub shall have delivered to the Shareholders and the Company a certificate to the effect set forth in this Section.

                 (b) Performance of Covenants. Parent and the Merger Sub shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Preliminary Closing Date (except where the failure to so perform or comply would not have a material adverse effect on the Shareholders or the Company or prevent Parent, Merger Sub or the Shareholders from consummating the transactions contemplated hereby), and Parent and the Merger Sub shall each have delivered to the Shareholders and the Company a certificate to such effect.

                 (c) Approvals. Parent shall have procured all of the consents, approvals and waivers specified in Section 2.3(f), and Parent shall deliver the same to the Shareholders and the Company.

                 (d) Delivery of PPM. Parent shall have delivered the PPM to the Shareholders.

                 (e)      [Intentionally left blank]




                              EnviroSystems Agreement and Plan of Merger/Page 50

                 (f) Employment Agreements. The Company shall have executed and delivered to the Exchange Agent an Employment Agreement with each of the individuals specified on Exhibit 4.1(g)(1) in the form attached as Exhibit 4.1(g)(2) hereto.

                 (g) Registration Rights Agreement. Parent and each of the Shareholders shall have executed and delivered to the Exchange Agent a Registration Rights Agreement in the form attached as Exhibit
         1.8 hereto.

                 (h) All Proceedings to be Satisfactory. The Shareholders and their counsel shall have received Parent's PPM describing Parent and the Parent Common Stock to be delivered as a part of the Merger Consideration together with all such counterpart originals or certified or other copies of all documents relating to Parent incident to the transactions contemplated hereby as the Shareholders or such counsel may reasonably request; and the PPM, the Registration Statement (each as amended or supplemented) and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Shareholders, the Company and their counsel.

                 (i) Opinion of Counsel for The Parent and the Merger Sub. The Shareholders and the Company shall have received the favorable opinion of Chamberlain, Hrdlicka, White, Williams & Martin, counsel for Parent and the Merger Sub, dated the Preliminary Closing Date, substantially in the form and to the effect set forth in Exhibit 4.2(i) hereto.

                 (j) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against the Parent, or against the Shareholders or the Company, arising by reason of the acquisition of the Company pursuant to this Agreement, which is reasonably likely (1) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, (2) to have a material adverse effect on the Company or (3) to have a material adverse effect on the results of operations or financial condition of Parent and its subsidiaries, taken as a whole, after giving effect to the consummation of the transactions contemplated by this Agreement and the Other Acquisition Agreements.

                 (k) IPO. The Registration Statement shall have been declared effective by the SEC and shall relate to the public offering for cash of at least $45,000,000 from the sale of shares of Parent Common Stock that do not exceed approximately 50% of the total number of shares to be outstanding immediately following the closing of the IPO and the Other Acquisition Agreements (in each case excluding any shares sold under an over-allotment option and the proceeds therefrom) and shall not be subject to any stop order or similar proceeding; and the Underwriting Agreement shall have been executed and delivered by the parties thereto.

                 (l) Release. The Company, Parent and Merger Sub shall have delivered to the Exchange Agent a release that effectuates
         Section 3.17 of this Agreement.





                             EnviroSystems Agreement and Plan of Merger/Page 51

                 (m) Simultaneous Closings. The "preliminary closings" under the Other Acquisition Agreements shall occur simultaneously with or prior to the Preliminary Closing under this Agreement.

                 (n) No Material Adverse Change. There shall have been no material adverse change in the business, financial condition or prospects of Parent combined with the Other Companies on a proforma basis.

                 (o) Shareholder Agreement. The Shareholders, the Parent Insiders and their affiliates and Parent shall have entered into a shareholder agreement with respect to, among other things, (i) mutual "tag along" rights for the Shareholders and the Parent Insiders applicable to sales of more than 75,000 shares of Parent Common Stock (to be adjusted for stock splits and dividends occurring after the date hereof) in private placement transactions, or in the alternative an additional demand registration for the Shareholders under the Registration Rights Agreement, (ii) restrictions on Parent Insiders and their affiliates selling shares of Parent Common Stock for 2 years following the Final Closing, and (iii) permitted sales of Parent Common Stock in private sales by the Parent Insiders after one year from the Final Closing in amounts not to exceed the lesser of the 90-day Rule 144 limits on affiliates of companies, or 10% of the personal holding of each such Parent Insider, in any 6-month period; which agreement shall be reasonably acceptable to the Shareholders, the Parent Insiders and Parent.

                 (p) Listing of Parent Common Stock. The Parent Common Stock shall have been accepted for listing, subject only to issuance, on a national securities exchange or the NASDAQ Stock Market (national market system).

                 (q) Reliance Letters. The Shareholders shall have received letters addressed to them by Arthur Andersen LLP and Chamberlain, Hrdlicka, White, Williams & Martin, permitting the shareholders to rely on the comfort or opinion letters to be delivered by those firms to the underwriters at the closing of the IPO, to the extent such letters bear upon tax matters relating to the Merger, and the accuracy or completeness of the Registration Statement or its compliance with the Securities Act and other applicable law.

                 (r) Tax Opinion. The Shareholders shall have received a favorable tax opinion from KPMG Peat Marwick LLP to the effect that the Merger qualifies as a reorganization under Section 368(a)(2)(D) of the Code.





                             EnviroSystems Agreement and Plan of Merger/Page 52

                                   ARTICLE 5

                                  TERMINATION

         5.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

                 (a) Prior to the Preliminary Closing. The Parties may terminate this Agreement at any time prior to the Preliminary Closing as provided below:

                          (1)     Mutual Consent.  The Parent and the
                 Shareholders may terminate this Agreement by mutual written consent of Parent and Required Shareholders at any time prior to the Preliminary Closing;

                          (2) Termination by Parent. The Parent may terminate this Agreement by giving written notice to the Shareholders at any time prior to the consummation of the Preliminary Closing (1) in the event the Shareholders or the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Parent has notified the Shareholders of the breach, and the breach has continued without cure until the earlier of (A) 20 days after the notice of such breach or (B) the Preliminary Closing Date or (C) the date set forth below in this Section, whichever is earlier, or (2) if the Preliminary Closing shall not have occurred on or before December 31, 1997, by reason of the failure of any condition precedent under Section 4.1 hereof (unless the failure results primarily from the Parent itself breaching an obligation to proceed with the Preliminary Closing hereunder); and

                          (3) Termination by the Shareholders. The Required Shareholders may terminate this Agreement by giving written notice to the Parent at any time prior to the consummation of the Preliminary Closing (1) in the event the Parent or the Merger Sub has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Shareholders have notified the Parent of the breach, and the breach has continued without cure until the earlier of (A) 20 days after the notice of such breach or (B) the Preliminary Closing Date or (C) the date set forth below in this Section, whichever is earlier, or (2) after execution of this Agreement, within three business days after each date following the date of this Agreement on which the Shareholders receive the PPM or any amendment or supplement thereto, or any Other Acquisition Agreement or exhibit or schedule thereto or any amendment to any thereof, if any such document constitutes or reflects, individually or in the aggregate, a material adverse change to the business, assets or prospects of Parent and its subsidiaries in the aggregate, including the Other Companies, or materially changes, in a manner that is adverse to the Shareholders, the content of the PPM, the Registration Statement or the Prospectus or requires such a material change (all of the matters set forth in clause (2) as determined in good faith by the Required Shareholders), or (3) if the Preliminary Closing shall not have





                             EnviroSystems Agreement and Plan of Merger/Page 53
                 occurred on or before December 31, 1997 (or such earlier comparable date as may be set forth in any Other Acquisition Agreement), or (4) if any of the Other Acquisition Agreements are terminated.

                 (b) After the Preliminary Closing Date. This Agreement may be terminated after the Preliminary Closing only as provided in
         Section 1.2(d) or 3.4.

         5.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except that (1) Section 3.5, Section 9.1, Section 9.6, Section 9.7, Section 9.8,
Section 9.10 and Section 9.11 hereof shall survive such termination and (2) nothing herein shall relieve any party from liability for (A) any willful and intentional breach in bad faith that preceded such termination and continued prior to such termination despite reasonable notice, except that this clause
(A) will not apply to a termination under Section 5.1(a)(1); or (B) any willful breach of any such surviving Section hereof.

                                   ARTICLE 6

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Subject to the limitations of Section 6.6, the respective representations and warranties of the parties contained in this Agreement shall survive the Preliminary Closing Date and the Final Closing Date, regardless of any investigation made by or on behalf of any party.

         6.2 INDEMNIFICATION BY THE SHAREHOLDERS. Subject to the limitations of Section 6.6, the Shareholders hereby agree to indemnify and hold harmless the Surviving Corporation and Parent in respect of any losses, claims, damages, liabilities or related expenses (including, but not limited to, all litigation costs but net of all available proceeds of insurance) (collectively, "Losses") which the Surviving Corporation or Parent (but without duplication) incurs as a result of the breach of: (A) any of the representations or warranties made by the Shareholders in or pursuant to this Agreement, except that the Shareholders shall have no obligation to indemnify and hold harmless with respect to (i) a breach of the representations or warranties set forth in
Section 2.2(p) ("Environmental Laws") to the extent that the Company has insurance to adequately cover potential liabilities for environmental matters, or (ii) any representation or warranty that any property is in good condition or repair or otherwise fit for the purposes for which the property is intended; or (B) any of the covenants made by the Shareholders in this Agreement which are to be performed at or after the Final Closing; or (C) any of the covenants made by the Shareholders in this Agreement which are to be performed at or after the Preliminary Closing and prior to the Final Closing but only if the breach thereof is willful and intentional and involves self-dealing or bad faith. The indemnification obligations of the Shareholders under this Section
6.2 shall survive the Preliminary Closing and the Final Closing and will terminate at the time specified in Section 6.6.

         6.3 INDEMNIFICATION BY PARENT AND SURVIVING CORPORATION. Parent and Surviving Corporation, jointly and severally, agree to indemnify and hold harmless the Shareholders in respect





                             EnviroSystems Agreement and Plan of Merger/Page 54
of any losses, claims, damages, liabilities or related expenses (including, but not limited to, all litigation costs) which the Shareholders incur as a result of the breach of any of the representations or warranties made by Parent in or pursuant to this Agreement or any of the covenants made by Parent or the Surviving Corporation in this or any related Agreement which are to be performed at or after the Preliminary Closing or the Final Closing. The indemnification obligations of Parent and Surviving Corporation under this
Section 6.3 shall survive the Preliminary Closing and the Final Closing.

         6.4 NOTICE. Promptly after any party hereto (in Article 6, the "Indemnified Party") has received notice or has knowledge of the occurrence of any event which the Indemnified Party asserts is an indemnifiable event or after the threat or commencement of any action, claim or proceeding commenced against the Indemnified Party by a third party that might result in any claim for indemnity pursuant to this Agreement (a "Third Party Claim"), the Indemnified Party shall provide the party obligated to provide indemnification hereunder (in Article 6, the "Indemnifying Party") written notice of such claim or the threat of commencement of such action or proceeding. Promptly after receipt by an Indemnifying Party of any such notice, the Indemnifying Party shall, within ten business days of receipt of such notice, either: (i) acknowledge the debt, liability or obligation for which indemnity is sought as a valid claim and forthwith pay (except as payment is deferred pursuant to Section 6.5) the Indemnified Party an amount sufficient to discharge such debt, liability or obligation; (ii) in the event of a Third Party Claim which is not acknowledged by the Indemnifying Party to be owing, notify the Indemnified Party whether the Indemnifying Party elects to undertake the defense thereof and, if so, thereupon promptly assume and diligently contest such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; or (iii) in the event of a claim by the Indemnified Party for indemnity hereunder which is challenged by the Indemnifying Party, notify the Indemnified Party of such challenge. Failure to respond within the appropriate time period following the receipt of a notice hereunder shall be deemed to constitute a challenge by the Indemnifying Party of the claims to indemnification by the Indemnified Party. In the event of such a challenge, the Indemnified Party shall, if the claim is a Third Party Claim, defend against such claim subject to such Party's right to be indemnified for all litigation costs to the extent it is ultimately determined that the Indemnifying Party was obligated (after applying the limitations of Section 6.6) to provide indemnification with respect to such Third Party Claim. The Indemnified Party shall not compromise a Third Party Claim without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed if the Indemnifying Party has challenged the claim to indemnification by the Indemnified Party). The Indemnifying Party shall not compromise a Third Party Claim unless the compromise includes a complete release of the Indemnified Party and does not create any obligations of the Indemnified Party.

         6.5 TIME OF PAYMENT. The Shareholders may defer any payment due under Article 6 to the Indemnified Parties, in an amount up to 50% of the aggregate amount of indemnification (including such deferred payment) which Shareholders are at the time obligated to pay or have paid, until the date that is two years after the Final Closing Date, on which date any such deferred payments shall become due without interest.





                             EnviroSystems Agreement and Plan of Merger/Page 55

         6.6     LIMITATIONS ON INDEMNIFICATION.

                 (a) No Indemnified Party shall be entitled to indemnification from a Shareholder pursuant to Article 6 unless and until the aggregate of all Losses for which indemnification would (but for the limitation of this sentence) be required to be paid under
         Article 6 exceeds $15,000 (the "Loss Threshold"), provided that if the aggregate Losses for which indemnification is required to be paid shall exceed such sum then only those Losses in excess thereof shall be payable (subject to the further limitations set forth below). If an Indemnifying Party pays indemnification (including without limitation, the cost of defending a Third Party Claim) that was not required to be paid due to any limitation set forth in this Section 6.6, then the Indemnified Party shall, promptly after demand by the Indemnifying Party, reimburse the latter for such payments without interest. Losses for which indemnification is required to be paid under Article 6 by reason of any breach of the representations and warranties of Section 2.1 ("Section 2.1 Losses") shall not be subject to the Loss Threshold, but the amount of Section 2.1 Losses shall not be counted toward meeting that threshold with respect to other indemnification claims. If an Indemnified Party's right to indemnification arises by reason of the breach of any representation or warranty set forth in Section 2.2 of this Agreement, then each Shareholder will be liable solely for his or her proportionate share of such indemnification based on the proportion that the Merger Consideration received by such Shareholder bears to the total Merger Consideration received by all Shareholders. If an Indemnified Party's right to indemnification arises by reason of the breach of any representation or warranty of a Shareholder other than those set forth in Section 2.2 or by reason of the breach of a covenant of a Shareholder, then (i) the Shareholder who breached such representation or warranty shall be solely liable for indemnification for Losses attributable to such breach, and (ii) the Shareholder who breached such covenant shall be solely liable for indemnification for Losses attributable to such breach, except that if more than one Shareholder participated in such breach of a representation, warranty or covenant then the participating Shareholders, jointly in the proportion that the Merger Consideration received by each of them bears to the total Merger Consideration received by all of such participating Shareholders, shall be liable for indemnification for Losses attributable to such breach of a representation, warranty or covenant. The maximum liability of any Shareholder pursuant to Article 6 of this Agreement shall not exceed $50,000 in the aggregate (the "Individual Limitation"). In addition, the maximum aggregate liability of the Shareholders under Article 6 of this Agreement shall not exceed $100,000 in the aggregate (the "Aggregate Limitation"). A Shareholder shall have no further obligations under Article 6 of this Agreement at the earlier of (i) the time when such Shareholder has paid and/or is obligated to pay indemnification under Article 6 of this Agreement (including, without limitation, payments in respect of defending against Third Party Claims and payments that are deferred to a future date under Section 6.5) equal to the Individual Limitation, or (ii) the time when all Shareholders have paid and/or are obligated to pay indemnification under Article 6 of this Agreement (including, without limitation, payments in respect of defending against Third Party Claims and payments that are deferred to a future date under Section 6.5) equal in the aggregate to the Aggregate Limitation. Upon reaching either limitation, a Shareholder who is then defending against a Third Party Claim shall turn the defense thereof over to any other Shareholder who then remains liable for indemnification with respect thereto or, if there is no such other Shareholder, to the Indemnified Parties, which shall thereafter undertake such defense at their sole expense.





                             EnviroSystems Agreement and Plan of Merger/Page 56

                 (b) An Indemnified Party shall not be entitled to make any claim for indemnification against a Shareholder under this Article 6 unless notice of such claim describing such claim with particularity is given prior to the date that is 18 months after the Final Closing Date, or, with respect to the warranties and representations in
         Section 2.2(v) ("Tax Matters"), the date that is not later than the expiration of the applicable statute of limitations for a claim by a taxing authority for any taxes, penalties or interest.

                 (c) In no event will an Indemnified Party be entitled to make a claim under Article 6 against a Shareholder for the breach of any representation, warranty, or covenant if, at or prior to the Final Closing, such Indemnified Party had knowledge of facts constituting such breach and failed to notify the Shareholders thereof prior to the Final Closing.

         6.7 EFFECTIVE DATE; EXCLUSIVE REMEDY. The obligations of the parties under Article 6 shall only become effective from and after the Final Closing. Upon becoming effective, the right to indemnification set forth in this Article 6 shall be the sole and exclusive remedy of the parties for breach of any representation, warranty, covenant or agreement set forth in or made pursuant to this Agreement, and each party covenants and agrees not to seek or assert any other remedy following the Final Closing, except that any party may seek such injunctive relief as may be available. Parent and Merger Sub acknowledge that, except as expressly set forth in this Agreement, there are no other representations or warranties of the Shareholders or the Company in connection with the transactions contemplated hereby, all such other representations and warranties being expressly disclaimed.

                                   ARTICLE 7

                          STOCK TRANSFER RESTRICTIONS

         7.1 COMPLIANCE WITH SECURITIES LAWS. The Shareholders acknowledge and agree with Parent that the shares of Parent Common Stock issued pursuant to this Agreement (the "Restricted Shares") to the Shareholders shall not be transferable except upon the conditions specified in this Article 7, which conditions are intended, among other things, to ensure compliance with the provisions of the Securities Act and any applicable state securities laws in respect of the transfer of such Restricted Shares. The Shareholders acknowledge and agree that the certificates representing the Restricted Shares will contain a restrictive legend to the effect that transfer of such shares is prohibited unless the shares are registered under the Securities Act and applicable state securities laws, or in the event that such transfer is, in the opinion of counsel to Parent or counsel to the Shareholders which is reasonably satisfactory to the Parent, exempt from the registration provisions of the Securities Act and applicable state securities laws.

         7.2 RESTRICTIONS ON TRANSFER. Prior to any transfer or attempted transfer of Restricted Shares other than the sale of such shares pursuant to registration under the Securities Act, the Shareholders agree to give written notice to Parent of its intention to effect such transfer. The notice shall describe the manner and circumstances of the proposed transfer in detail and shall contain an undertaking to furnish such other information as may be required to enable Parent's counsel to render the opinions referred to below, and shall give the identity and address of the Shareholders' counsel.





                             EnviroSystems Agreement and Plan of Merger/Page 57

Parent shall promptly submit a copy of the notice to its counsel, and the following provisions shall apply:

                 (a) If, in the opinion of the Parent's counsel or counsel to the Shareholders which is reasonably satisfactory to the Parent, the proposed transfer may be effected without registration of the Restricted Shares under the Securities Act, Parent shall, as promptly as practicable, so notify the Shareholders who will then be entitled to transfer the Parent Common Stock in accordance with the terms of the notice delivered by the Shareholders to Parent.

                 (b) If, in the opinion of the Parent's counsel or counsel to the Shareholders which is reasonably satisfactory to the Parent, the proposed transfer of the Parent Common Stock may not be effected without registration under the Securities Act, Parent shall, as promptly as practicable, so notify the Shareholders, and the Shareholders shall not be allowed to effect the proposed transfer except pursuant to an offering registered under the Securities Act.

                 (c) The Shareholders understand and agree that except as set forth in the Registration Rights Agreement or any similar agreement or this Agreement, Parent is not obligated to furnish a registration statement under the Act or any state securities laws covering the Restricted Shares nor is Parent under any obligation to aid the Shareholders in obtaining any exemption from any such registration requirements. Each Shareholder also acknowledges that they shall be responsible for compliance with all conditions of transfer of the Restricted Shares imposed by any administrator of any state and for the fees of their counsel. Parent shall be responsible for the fees and expenses incurred by Parent for legal or accounting services in connection with reviewing such proposed transfer and issuing opinions in connection therewith.

                 (d) The Shareholders understand and agree that transfer of the Restricted Shares may be effected only on the books of Parent, and that stop transfer instructions will be issued to the transfer agent of Parent Common Stock in accordance with the legend on any certificate representing the Restricted Shares. The transfer agent will not remove the legend from any certificate representing the Restricted Shares without either registration of the Restricted Shares under the Securities Act and applicable state securities laws or an opinion of the Parent's counsel or counsel to the Shareholders which is reasonably satisfactory to the Parent stating that the transfer of the Restricted Shares is exempt from such registration requirements by reason of Rule 144(k) under the Securities Act or other exemption.

                 (e) The foregoing restrictions on transfer of Restricted Shares shall terminate as to any Shareholder as soon as the provisions of Rule 144(k) under the Securities Act (or any successor rule) become available to such Shareholder and Parent shall at that time, upon request of any Shareholder, cause Parent's transfer agent to reissue certificates to such Shareholder not containing any legend relating to resales of unregistered securities.





                             EnviroSystems Agreement and Plan of Merger/Page 58

                                   ARTICLE 8

                               FURTHER ASSURANCES

         8.1 FURTHER ASSURANCES. At any time and from time to time on and after the Final Closing Date (a) at the request and expense of Parent or the Surviving Corporation, the Shareholders shall deliver to Parent (but may retain copies for any proper purpose) any records, documents and data possessed by the Shareholders and not previously delivered to Parent or the Surviving Corporation to which Parent or the Surviving Corporation is entitled and execute and deliver or cause to be executed and delivered all such deeds, assignments, consents, documents and further instruments of transfer and conveyance, and take or cause to be taken all such other actions, as Parent or the Surviving Corporation may reasonably deem necessary or desirable in order to fully and effectively vest in Parent or the Surviving Corporation, or to confirm its title to and possession of, the Company Common Stock or to assist Parent in exercising rights with respect thereto which Parent or the Surviving Corporation is entitled to exercise pursuant to the terms of this Agreement; and (b) Parent or the Surviving Corporation shall execute and deliver or cause to be executed and delivered such further instruments and take or cause to be taken such further actions as the Shareholders may reasonably deem necessary or desirable to carry out the terms and provisions of this Agreement.

         8.2     BOOKS AND RECORDS.

                 (a) Parent agrees that it shall preserve and keep all books and records relating to the Company in Parent's possession until the later of December 31, 2003, or six months following the expiration of the statute of limitations (including extensions thereof) applicable to the tax returns filed by or with respect to the Company for taxable periods ending prior to or on the Final Closing Date to which such books or records are relevant. After such time, before Parent shall dispose of any of such books and records, at least 90 calendar days' prior written notice to such effect shall be given by Parent to the Shareholders, and the Shareholders shall be given an opportunity, at Parent's cost and expense, to remove all or any part of such books and records as the Shareholders may select, and the Shareholders may retain copies thereof. Duly authorized representatives of the Shareholders shall, upon reasonable notice, have access at any time to such books and records during normal business hours to examine, inspect and copy such books and records.

                 (b) In any instance in which any Shareholder or Parent, as the case may be, is required to prepare or file (or cause to be filed) tax returns which cover a period that includes the Final Closing Date or to respond to an audit by the Internal Revenue Service or other governmental agency with respect to a period prior to the Final Closing Date, each Shareholder or Parent, as the case may be, will furnish all information and records reasonably available to it and reasonably requested of him, her or it and necessary or appropriate for use in preparing such returns or responding to such audit. The Shareholders shall at Parent's expense prepare and file, subject to giving Parent a reasonable opportunity to comment on, tax returns covering periods ending on the Final Closing Date. The amount of any dividends permitted by Section 3.25 hereof but not taken by the Final Closing shall be paid by the





                             EnviroSystems Agreement and Plan of Merger/Page 59

         Surviving Corporation to the Shareholders in proportion to their ownership of Company Common Stock as soon thereafter as the unpaid amount thereof is made known to it by the Shareholders.

                 (c) Parent, Merger Sub and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                                   ARTICLE 9

                                 MISCELLANEOUS

         9.1 EXPENSES, ETC. Whether or not the transactions contemplated by this Agreement are consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of the other parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other experts. The Company shall pay its own fees and expenses. The Shareholders, the Company, Parent, and the Surviving Corporation will indemnify the other parties, and hold them harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party. The Shareholders shall pay and be responsible for any stock transfer Taxes with respect to the Company Common Stock incident to the Merger. Parent shall pay and be responsible for any stock transfer Taxes arising from the issuance and sale of shares of Parent Common Stock hereunder.

         9.2 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.3 NOTICES. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered or mailed by registered or certified mail postage prepaid, or sent by telex, telecopier, facsimile transmission or telegraph as follows:





                              EnviroSystems Agreement and Plan of Merger/Page 60

If to the Shareholders or, prior        With a copy to:
to the Final Closing, to the Company:

Linda C. Woodson                        Louis Y. Fishman
122 Shannon Rd.                         Correro Fishman Haygood
Lafayette, LA  70503                    Phelps Weiss Walmsley & Casteix, L.L.P.
                                        201 St. Charles Avenue, 47th Floor

Cheryl L. Woodson                       New Orleans, Louisiana  70170
102 Shannon Rd.                         Facsimile: (504) 586-5250
Lafayette, LA  70503

Paula K. Woodson
501 Woodvale
Lafayette, LA   70503

If to Parent or the Surviving           With a copy to:
Corporation, to:

TransCoastal Marine Services, Inc.      James J. Spring, III
505 Lorie Avenue, Suite I               Chamberlain, Hrdlicka, White,
Lafayette, Louisiana  70507                Williams & Martin
Attention: President                    1200 Smith Street, Suite 1400
Facsimile No. (318) 896-0034            Houston, Texas  77002-4310
                                        Facsimile No. (713) 658-2553

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto. Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective upon the earliest of (a) when delivered in hand to the party to which directed, or (b) if sent by first-class mail postage prepaid, certified mail, return receipt requested, or by telex, telecopier, facsimile transmission or telegraph and properly addressed as set forth above, at the time when received by the addressee or (c) with respect to delivery by certified mail, return receipt requested, when delivery thereof, properly addressed as set forth above, is made by the U.S. Postal Service.

         9.4 WAIVERS. Any party hereto (as to itself, but not as to other parties without their consent) may, by written notice to the other parties hereto, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (b) waive any inaccuracies in the representations or warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of another party contained in this Agreement; or (d) waive performance of any of the obligations of another party under this Agreement. Except as otherwise provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this





                             EnviroSystems Agreement and Plan of Merger/Page 61

Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed a waiver of any subsequent breach.

         9.5 AMENDMENTS, SUPPLEMENTS, ETC. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of the Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by all parties.

         9.6 ENTIRE AGREEMENT. This Agreement, its Exhibits and Disclosure Schedules and the documents executed on the Preliminary Closing Date and the Final Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement or such other documents, and no party hereto shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

         9.7 CHOICE OF FORUM; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Any suit, action or proceeding arising with respect to the validity, construction, enforcement or interpretation of this Agreement, and all issues relating in any matter hereto, shall be brought in the United States District Court for the Western District of Louisiana, or in the event that federal jurisdiction does not pertain, in the state courts of the State of Louisiana in Lafayette Parish. Each of the parties hereto hereby submits and consents to the jurisdiction of such courts for the purpose of any such suit, action or proceeding and hereby irrevocably waives (a) any objection which any of them may now or hereafter have to the laying of venue in such courts, and (b) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         9.8 BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, heirs and legatees. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, and third parties who are expressly given rights hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement. In particular, but without limitation, no representation, warranty or covenant of the Company or Shareholders herein or in any related document shall confer on any present or future shareholder of Parent or any of the Other Companies any rights or remedies except as is expressly granted to Relatives.

         9.9 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.





                             EnviroSystems Agreement and Plan of Merger/Page 62

         9.10 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         9.11 KNOWLEDGE. As used in this Agreement and the Disclosure Schedules, the phrase "to the knowledge" of the Company and the Shareholders means to the actual knowledge of the Shareholders or other representatives of the Company listed on Exhibit 9.11.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above written.

                                  PARENT:

                                  TRANSCOASTAL MARINE SERVICES, INC.,
                                  A DELAWARE CORPORATION


                                  By:  /s/ G. DARCY KLUG
                                     ----------------------------------------

                                     Name:  G. Darcy Klug
                                          -----------------------------------
                                     Title: Vice President
                                           ----------------------------------


                                  SHAREHOLDERS:

                                  /s/ LINDA C. WOODSON
                                  -------------------------------------------
                                  Linda C. Woodson

                                  /s/ CHERYL L. WOODSON
                                  -------------------------------------------
                                  Cheryl L. Woodson

                                  /s/ PAULA K. WOODSON
                                  -------------------------------------------
                                  Paula K. Woodson


                                  THE COMPANY:

                                  ENVIROSYSTEMS, INC., A LOUISIANA CORPORATION


                                  By: /s/ CHERYL L. WOODSON
                                     ----------------------------------------
                                     Cheryl L. Woodson, President



                              EnviroSystems Agreement and Plan of Merger/Page 63